Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 25, 2009

AMONG

FCP FUND I, L.P.

FCP/ACPT ACQUISITION COMPANY, INC.

AND

AMERICAN COMMUNITY PROPERTIES TRUST

TABLE OF CONTENTS

Page
ARTICLE 1. CERTAIN DEFINITIONS	1

1.01	Certain Definitions	1

ARTICLE 2. THE MERGER	10

2.01	The Merger	10
2.02	Effective Time; Closing	11
2.03	Tax Treatment of the Merger	12

ARTICLE 3. CONSIDERATION; EXCHANGE PROCEDURES	12

3.01	Conversion of Shares	12
3.02	Exchange Procedures; Exchange Agent	12
3.03	Share Appreciation Rights; Restricted Stock	14
3.04	Adjustments	15
3.05	Withholding Taxes	15

ARTICLE 4. Conduct of the Parties Pending Closing	16

4.01	Conduct of Business by the Company	16
4.02	Conduct of All Parties	20

ARTICLE 5. REPRESENTATIONS AND WARRANTIES	20

5.01	Disclosure Letter	20
5.02	Representations and Warranties of the Company	20
5.03	Representations and Warranties of Acquiror and Merger Subsidiary	42

ARTICLE 6. COVENANTS	45

6.01	Company Shareholders Meeting	45
6.02	Proxy Statement	46
6.03	Access to Information; Confidentiality	47
6.04	Acquisition Proposals; Solicitation	47
6.05	Further Action; Commercially Reasonable Efforts	53
6.06	Public Announcements	54
6.07	Exculpation, Indemnification and Insurance	54
6.08	Employee Benefit Matters	57
6.09	Transfer Taxes	58
6.10	Tax Matters	58

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ARTICLE 7. CONDITIONS TO CONSUMMATION OF THE MERGER	62

7.01	Conditions to the Obligations of Each Party	62
7.02	Conditions to the Obligations of Acquiror and Merger Subsidiary	62
7.03	Conditions to the Obligations of the Company	63

ARTICLE 8. TERMINATION	64

8.01	Termination	64
8.02	Effect of Termination	65
8.03	Fees and Expenses	65

ARTICLE 9. General Provisions	67

9.01	Non Survival of Representations and Warranties	67
9.02	Notices	67
9.03	Severability	68
9.04	Amendment	68
9.05	Entire Agreement; Assignment	69
9.06	Parties in Interest	69
9.07	Governing Law	69
9.08	Waiver of Jury Trial	69
9.09	Waiver	69
9.10	Headings	70
9.11	Counterparts	70
9.12	Mutual Drafting	70

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AGREEMENT AND PLAN OF MERGER, dated as of September 25, 2009 (this “Agreement”), among FCP Fund I, L.P., a Delaware limited partnership (“Acquiror”), FCP/ACPT Acquisition Company, Inc., a Maryland corporation and an indirect subsidiary of Acquiror (“Merger Subsidiary”), and American Community Properties Trust, a Maryland real estate investment trust (the “Company”).

RECITALS

WHEREAS, the parties wish to effect a business combination through a merger of Merger Subsidiary with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement with the Company continuing as the Surviving Company and an indirect subsidiary of Acquiror;

WHEREAS, the Board of Trustees of the Company has approved this Agreement and the Merger and the other transactions contemplated herein and declared that the Merger and the other transactions contemplated herein are advisable and in the best interests of the Company and its shareholders, on the terms and subject to the conditions set forth herein;

WHEREAS, Acquiror, as the majority shareholder of Merger Subsidiary, has approved this Agreement and the Merger and declared that this Agreement and the Merger are advisable on the terms and subject to the conditions set forth herein; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, each of Acquiror, Merger Subsidiary and the Wilson Family Shareholders have executed and delivered a voting agreement (the “Voting Agreement”), pursuant to which each of the Wilson Family Shareholders has agreed to take specified actions in furtherance of the Merger; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1.

CERTAIN DEFINITIONS

1.01  Certain Definitions

The following terms are used in this Agreement with the meanings set forth below:

“Acquiror” has the meaning set forth in the preamble to this Agreement.

“Acquiror Material Adverse Effect” means any event, fact, development, circumstance, change or effect that would reasonably be expected to prevent, or materially hinder, Acquiror or Merger Subsidiary from being able to consummate the Merger and the other transactions contemplated by this Agreement.

“Acquiror Termination Fee” means $1,450,000; provided, that, such amount shall be $5,000,000 if the Company terminates this Agreement pursuant to Section 8.01(d)(i) within five (5) Business Days prior to the Effective Time.

“Acquisition Proposal” has the meaning set forth in Section 6.04(b).

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of the immediately preceding sentence and the definition of “Subsidiary” in this Section 1.01, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Permits” has the meaning set forth in Section 5.02(e).

“Articles of Merger” has the meaning set forth in Section 2.02(b).

“Benefit Plans” has the meaning set forth in Section 5.02(i).

“Blue Sky Laws” has the meaning set forth in Section 5.02(d)(ii).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of New York are authorized or obligated by Law to close.

“Certificate” means any certificate which immediately prior to the Effective Time represented Company Common Shares.

“Claim” has the meaning set forth in Section 6.07(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

 “Company Board” means the Board of Trustees of the Company.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, as amended, as in effect on the date hereof.

“Company Charter” means the Amended and Restated Declaration of Trust of the Company, as amended, as in effect on the date hereof.

“Company Charter Amendment” means the proposed amendment to amend the Company Charter to eliminate Section 5.3.3 of the Company Charter and to make such section inapplicable for the year ending December 31, 2009 and for any subsequent year prior to, or including, the year in which the Merger is consummated.

“Company Charter Amendment Approval” has the meaning set forth in Section 5.02(c)(iv).

 “Company Common Shares” means the common shares of beneficial interest of the Company, par value $0.01 per share.

“Company Expenses” means all documented, out-of-pocket expenses incurred by the Company from and after September 3, 2009, in connection with the Transaction up to a maximum of $300,000.

“Company Indemnified Parties” has the meaning set forth in Section 6.07(a).

“Company Leases” has the meaning set forth in Section 5.02(l)(vii).

“Company Material Adverse Effect” means any event, fact, development, circumstance, change or effect that, individually or in the aggregate with all other events, facts, developments, circumstances, changes or effects, is or is reasonably likely to be materially adverse to the assets, business, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute a “Company Material Adverse Effect”: (i) any event, fact, development, circumstance, change or effect arising out of or resulting from changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates (except to the extent such event, fact, development, circumstance, change or effect affects the Company and its Subsidiaries in a disproportionate manner as compared to other Persons or participants in the industries in which the Company and its Subsidiaries conduct their business), (ii) the commencement or escalation of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (iii) any changes in general economic, legal, regulatory or political conditions in the geographic regions in which the Company and its Subsidiaries operate (except to the extent such event, fact, development, circumstance, change or effect affects the Company and its Subsidiaries in a disproportionate manner as compared to other Persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such event, fact, development, circumstance, change or effect), (iv) the consummation or anticipation of the Merger or the announcement of the execution of this Agreement, (v) the compliance with the terms of, or the taking of any action required by, this Agreement, (vi) earthquakes, hurricanes or other natural disasters, (vii) any failure of the Company to complete the sale of all or any of its Properties located in Baltimore, Maryland, or (viii) changes in Law or GAAP.  Notwithstanding the foregoing, with respect to references to Company Material Adverse Effect in the representations set forth in Section 5.02(d), the exceptions set forth in clauses (iv) and (v) of this definition shall not apply.  The parties agree that the mere fact of a decrease in the market price of Company Common Shares shall not, in and of itself, constitute a Company Material Adverse Effect, but any event, fact, development, circumstance, change or effect relating to the assets, business, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, that causes such decrease shall be considered in determining whether there has been a Company Material Adverse Effect.

“Company Property” or “Company Properties” has the meaning set forth in Section 5.02(l).

“Company Special Committee” means the special committee of the Company Board formed to, among other things, consider strategic alternatives, including, without limitation, a possible change of control of the Company.

“Company Share Incentive Plan” means the Company’s 2009 Share Incentive Plan.

“Company Shareholder Approval” has the meaning set forth in Section 5.02(c)(iii).

“Company Shareholders Meeting” means a special meeting of the Company’s shareholders (including any adjournment or postponement thereof) to consider and vote upon the approval of the Merger, this Agreement and any other matter required to be approved by the Company’s shareholders for consummation of the Transaction.

“Company Title Insurance Policies” has the meaning set forth in Section 5.02(l)(v).

“Confidentiality Agreement” has the meaning set forth in Section 6.03(b).

“Consents” has the meaning set forth in Section 5.02(d).

“Constituent Documents” means the charter, articles of incorporation, certificate of incorporation or certificate of formation and bylaws of a corporation, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement or operating agreement of a limited liability company, the declaration of trust, trust agreement and bylaws of a trust and the comparable formation and/or governing documents of other entities, including any agreements or arrangements governing the rights of members, shareholders or other holders of interests in any such entity, including shareholders agreements, voting agreements, registration rights agreements and similar agreements.

“Continuing Employee” has the meaning set forth in Section 6.08(a).

“Current Share Appreciation Rights” has the meaning set forth in Section 3.03(a).

“Disclosure Letter” has the meaning set forth in Section 5.01.

“Effective Time” has the meaning set forth in Section 2.02(b).

“Employee” has the meaning set forth in Section 6.08(a).

“Environmental Laws” means any United States federal, state or local Laws in existence on or before the date hereof relating to (i) pollution, protection, preservation or restoration of the environment, health, safety or natural resources (including, air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life, wetlands or any other natural resource); (ii) releases or threatened releases of Hazardous Substances; or (iii) the exposure to, or the manufacture, handling, transport, use, generation, recycling, treatment, storage or disposal of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Excluded Party” has the meaning set forth in Section 6.04(a)(iii).

“Expenses” has the meaning set forth in Section 6.07(a).

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any domestic or foreign (including, without limitation, Puerto Rico) federal, state, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of any nature; or any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Substance” means (i) those substances defined in or regulated under the following United States federal statutes and their state (and Puerto Rican) counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products or any derivative or by-product thereof, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead, radioactive material and radon; and (iv) any other contaminant, substance, material, pollutant or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means all intellectual property owned or used by the Company and its Subsidiaries, including patents (including any continuations, divisionals, continuations-in-part, renewals and reissues), trademarks, trade names, service marks, logos, domain names and other indicators of source or origin, database rights, copyrights, copyrightable works, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), tangible or intangible proprietary information or material and all other intellectual property or proprietary rights, together with all goodwill symbolized by any of the foregoing, registrations and applications for the foregoing, and rights to sue for past infringement thereof.

“IRS” means the Internal Revenue Service.

“JV Entities” has the meaning set forth in Section 5.02(a)(v).

“knowledge of the Company” or “to the Company’s knowledge” means the actual knowledge of Stephen K. Griessel, Matthew M. Martin, Peggy Moore or any executive officer of the Company, but excluding J. Michael Wilson.

“Law” has the meaning set forth in Section 5.02(d).

“Letter of Transmittal” has the meaning set forth in Section 3.02(b).

“Liens” means any charge, mortgage, pledge, title defect, security interest, restriction, Claim, lien or encumbrance of any nature.

“Material Contracts” has the meaning set forth in Section 5.02(p)(i).

“Material Company Leases” has the meaning set forth in Section 5.02(l)(vii).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.03(a).

“Merger Subsidiary” has the meaning set forth in the preamble to this Agreement.

“MGCL” means the Maryland General Corporation Law or Title 8 of the Corporations and Associations Article of the Annotated Maryland Code, as applicable.

“No-Shop Period Start Date” means October 28, 2009.

“NYSE Amex” has the meaning set forth in Section 5.02(d)(ii).

“Other Filings” has the meaning set for in Section 6.02.

“Outside Date” has the meaning set forth in Section 8.01(b)(ii).

“Participation Agreements” has the meaning set forth in Section 5.02(l)(xii).

“Participation Party” has the meaning set forth in Section 5.02(l)(xii).

“Payment Fund” has the meaning set forth in Section 3.02(a).

“Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries; (iv) zoning restrictions, building codes, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon that are typical for the applicable property type and locality; (v) with respect to real property, any title exception disclosed in any Company title insurance policy provided or made available to Acquiror (whether material or immaterial), Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in the Disclosure Letter) relating to any Company Property or any Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; (vi) easement agreements and all other matters disclosed on any Company title insurance policy provided to Acquiror; and (vii) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business.

“Per Share Amount” has the meaning set forth in Section 3.01(a).

“Person” means any individual, bank, corporation, partnership, limited partnership, association, joint venture, joint-stock company, trust, limited liability company, unincorporated organization or person (including a “person” as defined in Section 13(d)(3) of the Exchange Act).

“Property Agreements” has the meaning set forth in Section 5.02(l)(iii).

“Property Restrictions” has the meaning set forth in Section 5.02(l)(ii).

“Proxy Statement” has the meaning set forth in Section 5.02(d)(ii).

“PTP Due Diligence Request” has the meaning set forth in Section 6.15(a).

“PTP Opinion” has the meaning set forth in Section 6.15(b).

“Recommendation” has the meaning set forth in Section 6.01.

“Recommendation Withdrawal” has the meaning set forth in Section 6.01.

“Rent Roll” has the meaning set forth in Section 5.02(l)(vii).

“Representative” has the meaning set forth in Section 6.04(a).

“Rights” has the meaning set forth in Section 5.02(b)(iii).

“SDAT” has the meaning set forth in Section 2.02(b).

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.02(f).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Share Appreciation Right Consideration” has the meaning set forth in Section 3.03(a).

“Share Appreciation Rights” has the meaning set forth in Section 5.02(b)(iii).

“Special Shareholder Approval” means the approval of this Agreement and the Merger by the affirmative vote of the holders of two-thirds of the issued and outstanding Company Common Shares.

“Special Termination Expenses” means all documented, out-of-pocket expenses incurred by Acquiror and its Affiliates from and after September 3, 2009, in connection with the Transaction up to a maximum of $600,000.

“Special Termination Fee” means $1,450,000.

“Subsidiary” means, with respect to any Person, (i) any other Person controlled by such Person, directly or indirectly, through one or more intermediaries, and (ii) any “significant subsidiary” of such Person as defined in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Substantial Tax Issue” has the meaning set forth in Section 6.15(b).

“Superior Proposal” has the meaning set forth in Section 6.04(b).

“Surviving Company” has the meaning set forth in Section 2.01(a).

“Surviving Company Benefit Plans” has the meaning set forth in Section 6.08(b).

“Tax” or “Taxes” means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, windfall or other profits, capital stock, employment, worker’s compensation, unemployment or compensation taxes, fees and charges, including estimated, excise, ad valorem, stamp, value added, capital gains, duty or custom taxes, imposed by the United States or any government or taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), whether or not disputed, imposed by any government or taxing authority.

“Tax Protection Agreements” has the meaning set forth in Section 5.02(n).

“Tax Returns” means any return, declaration, report, statement, claim for refund, transfer pricing report or other information required to be provided to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to any taxing authority in connection with Taxes.

“Termination Date” has the meaning set forth in Section 8.01.

“Termination Expenses” means all documented, out-of-pocket expenses incurred by Acquiror and its Affiliates from and after September 3, 2009, in connection with the Transaction up to a maximum of $300,000.

“Termination Fee” means: (i) $1,450,000 in the event this Agreement is terminated by the Company prior to the Company Shareholder Meeting pursuant to the provisions of Section 8.01(d)(ii) and such termination is effected by the Company in order to accept a Superior Proposal with an Excluded Party; or (ii) $1,750,000 in the event this Agreement is terminated by the Company or Acquiror pursuant to any other applicable provision in Article VIII that by its terms requires payment of the Termination Fee.

“Transaction” means the Merger and any other transaction contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.09.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“United States” means the United States of America, including all territories and possessions thereof (including Puerto Rico).

“Wilson Family Shareholders” means James J. Wilson, Barbara A. Wilson, Kevin J. Wilson, Elizabeth A. Wilson, Thomas B. Wilson, Mary P. Wilson, J. Michael Wilson, Brian J. Wilson,  Wilson Securities Corporation, Interstate Business Corporation, and/or Wilson Family Limited Partnership, including any of their respective Affiliates or family members, and each of their respective heirs, successors and assigns, that hold Company Common Shares.

ARTICLE 2.

THE MERGER

2.01    The Merger

(a)  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL, at the Effective Time, Merger Subsidiary shall merge with and into the Company, the separate corporate existence of Merger Subsidiary shall cease and the Company shall survive and continue to exist as a Maryland real estate investment trust and as an indirect subsidiary of Acquiror (the Company, as the surviving company in the Merger, is sometimes referred to herein as the “Surviving Company”) with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.

(b)  Name.  The name of the Surviving Company shall be “American Community Properties Trust”.

(c)     Charter and Bylaws.  At the Effective Time, the Declaration of Trust of the Company shall be amended to read in its entirety as set forth on Schedule 2.01(c) hereto and shall be the Declaration of Trust of the Surviving Company after the Effective Time, until thereafter amended in accordance with its terms and as provided in the MGCL.  Subject to compliance with Section 6.07(c) hereof, the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Declaration of Trust of the Surviving Company and the MGCL, except that references in the bylaws to “FCP/ACPT Acquisition Company, Inc.” shall be changed to “American Community Properties Trust”.

(d)  Directors and Executive Officers of the Surviving Company.  The parties hereto shall take all actions necessary so that the trustees of the Surviving Company immediately after the Effective Time shall be the directors of Merger Subsidiary immediately prior to the Effective Time.  The parties hereto shall take all actions necessary so that the officers of the Surviving Company immediately after the Merger shall be those individuals who are designated by Aquiror prior to the Effective Time.

(e)  Effect of the Merger.  The effect of the Merger shall be as provided in the MGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

(f)  Additional Actions.  If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either Merger Subsidiary or the Company, or (ii) otherwise carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of either Merger Subsidiary or the Company, all such proper deeds, bills of sale, assignments and assurances in law and to do, in the name and on behalf of either Merger Subsidiary or the Company, all acts necessary or proper to vest, perfect or confirm the Surviving Company’s right, title or interest in, to or under any of the rights, properties or assets of Merger Subsidiary or the Company and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of the Surviving Company or otherwise to take any and all such action.

2.02  Effective Time; Closing

(a)  The closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place as promptly as practicable (but in no event later than the second (2nd) Business Day or, in the event the last condition to be satisfied is the condition set forth in Section 7.02(f), no later than the fifth (5th) Business Day) after all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”).  The Closing shall take place at the offices of Hunton & Williams LLP, 1900 K Street, N.W., Washington, D.C.  20006, or at such other place as the parties may mutually agree upon.  At the Closing, there shall be delivered to Acquiror and the Company the certificates and other documents required to be delivered under Article VII hereof.  For avoidance of doubt, the failure by a party to perform all of its obligations required to be performed in connection with the Closing shall be deemed to be a breach of a covenant by such party for purposes of Section 8.01(c)(ii) or Section 8.01(d)(i), as applicable.

(b)  At the Closing, the parties shall cause Articles of Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) pursuant to the MGCL.  The Merger provided for herein shall become effective at such time as the Articles of Merger have been accepted for record by the SDAT, or such later time (not to exceed 30 days from the date the Articles of Merger are accepted for record by the SDAT) designated by the parties in the Articles of Merger, in accordance with the MGCL (the “Effective Time”).

2.03  Tax Treatment of the Merger.

  For federal income tax purposes, the Merger shall be treated, with respect to each holder of Company Common Shares, as a sale of the Company Common Shares by each holder of those Company Common Shares to Acquiror and/or any Subsidiary of Acquiror in exchange for the Merger Consideration received by such holder in the Merger.

ARTICLE 3.

CONSIDERATION; EXCHANGE PROCEDURES

3.01  Conversion of Shares.

 As of the Effective Time, by virtue of the Merger and without any action on the part of any holders of Company Common Shares, holders of any ownership interests in Merger Subsidiary or any other Person:

(a)  Except as set forth in Sections 3.01(b) and 3.01(c), each Company Common Share issued and outstanding immediately prior to the Effective Time shall be automatically converted into, and shall be canceled in exchange for, the right to receive a cash amount equal to $7.75, without interest (the “Per Share Amount”).

(b)  Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time that is owned by Acquiror or by any Subsidiary of Acquiror, shall automatically be converted into and become one share of beneficial interest of the Surviving Company and shall constitute the only issued or outstanding shares of beneficial interest of the Surviving Company.

(c)  Each Company Common Share that is owned by the Company or any of its Subsidiaries, or by Acquiror, Merger Subsidiary or any other direct or indirect Subsidiary of Acquiror or Merger Subsidiary, shall, immediately prior to the Effective Time, automatically be cancelled and retired and shall cease to exist and no cash, stock or any other consideration shall be paid in exchange therefor.

3.02     Exchange Procedures; Exchange Agent

(a)  Exchange Agent.  Prior to the Effective Time, Acquiror shall appoint an institution reasonably acceptable to the Company to act as Exchange Agent (the “Exchange Agent”) in accordance with an agreement reasonably satisfactory to the Company to receive the funds necessary to make the payments contemplated by Sections 3.01(b) and 3.03(a) and Acquiror shall, at or prior to the Effective Time, deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of Company Common Shares for exchange in accordance with this Article III, cash in an amount sufficient to make payments of the Merger

Consideration (such aggregate cash consideration being deposited hereinafter referred to as the “Payment Fund”).  Acquiror shall cause the Exchange Agent to make, and the Exchange Agent shall make, payments out of the Payment Fund as provided for in this Article III and the Payment Fund shall not be used for any other purpose.  Any and all interest earned on cash deposited in the Payment Fund shall be paid to Surviving Company.

(b)    Exchange Procedures for Company Common Shares.  As soon as reasonably practicable after the Effective Time, the Surviving Company shall cause the Exchange Agent to mail to each Person who immediately prior to the Effective Time was a holder of record of Company Common Shares (other than Company Common Shares held by Acquiror, Merger Subsidiary or any Subsidiary of Acquiror or Merger Subsidiary immediately prior to the Effective Time) (i) a letter of transmittal (a “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title shall pass only upon delivery of the certificate or certificates (collectively, “Certificates”), which immediately prior to the Effective Time evidenced Company Common Shares, to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Share Amount.  Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such Letter of Transmittal duly executed and completed in accordance with the instructions thereto, and such other customary documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount in cash, without interest, equal to the Per Share Amount for each Company Common Share formerly evidenced by such Certificate.  Such payment of the Per Share Amount shall be sent to such holder by the Exchange Agent promptly after receipt by the Exchange Agent of such Certificate, together with such Letter of Transmittal duly executed and completed in accordance with the instructions thereto, and such other customary documents as may reasonably be required by the Exchange Agent, and the Company Common Shares formerly evidenced by such Certificate so surrendered shall forthwith be canceled.  The right of any shareholder to receive the Per Share Amount, shall be subject to and reduced by any applicable withholding obligation as set forth in Section 3.05.  No interest will be paid or will accrue on any cash payable upon the surrender of a Certificate.

(c)  No Further Ownership Rights in Shares.  Until surrendered as contemplated by this Article III, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Amount in respect of the Company Common Shares formerly evidenced by such Certificate as contemplated by this Section 3.02.  All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares evidenced by such Certificates.  After the Effective Time, there shall be no further registration of transfers of Company Common Shares outstanding immediately prior to the Effective Time on the records of the Company, and if Certificates are presented to the Surviving Company, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article III.

(d)  Unregistered Transfer of Stock.  If payment of the Per Share Amount is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and any other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Company that such Tax either has been paid or is not applicable.

(e)  Lost Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Company or the Exchange Agent may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Share Amount payable pursuant to this Article III.

(f)  Termination of Payment Fund.  Any portion of the Payment Fund that remains unclaimed by the former holders of Company Common Shares one year after the Effective Time shall be delivered to the Surviving Company.  Any such holders who have not complied with this Article III prior to that time shall thereafter look only to the Surviving Company for payment of the Per Share Amount (subject to abandoned property, escheat and similar Laws).  Any such portion of the Payment Fund remaining unclaimed by holders of Company Common Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of all claims or interest of any Persons previously entitled thereto.

(g)  No Liability.  None of Acquiror, Merger Subsidiary, the Company or the Exchange Agent, or any employee, officer, director, trustee, shareholder, partner, member, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.03  Share Appreciation Rights; Restricted Stock

(a)  Each of the Share Appreciation Rights that are issued and outstanding as of immediately prior to the Effective Time (the “Current Share Appreciation Rights”), whether or not then vested or exercisable, shall be cancelled and in lieu thereof, the holder of each such Current Share Appreciation Right will be entitled to receive an amount in cash equal to the product of (i) the excess, if any, of the Per Share Amount over the base price per share of Company Common Shares under such Current Share Appreciation Right (but not less than zero) multiplied by (ii) the number of Company Common Shares subject to such Current Share Appreciation Right, without interest (the “Share Appreciation Right Consideration”).  The aggregate Share Appreciation Right Consideration payable to all holders of Current Share

Appreciation Rights together with the aggregate Per Share Amount payable to all holders of Company Common Shares is referred to herein as the “Merger Consideration.”

(b)  Restricted Shares.  At or immediately prior to the Effective Time, any Restricted Shares that, pursuant to the terms thereof, vest automatically upon the consummation of a change of control or similar transaction shall become fully vested in accordance with their terms, and each such Restricted Share shall be considered an outstanding Company Common Share for all purposes of this Agreement, including the right to receive the Per Share Amount.  Any Restricted Shares that, pursuant to the terms thereof, do not vest automatically upon the consummation of a change of control or similar transaction shall, immediately prior to the Effective Time, be cancelled and retired and no cash, stock or any other consideration shall be paid in exchange therefor.

(c)  Corporate Action. Prior to the Effective Time and subject to and conditional upon the occurrence of the Closing, the Company shall take such actions as it deems necessary or desirable to effectuate the provisions of this Section 3.03.

3.04  Adjustments

  Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding Company Common Shares shall be changed into a different number, class or series of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split, combination or exchange of shares, then the Per Share Amount payable with respect thereto and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

3.05  Withholding Taxes

  Acquiror, the Exchange Agent, or the Surviving Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable in connection with the Merger to a holder of any Company Common Shares or Share Appreciation Rights any amounts required to be deducted and withheld under the Code, the Treasury Regulations, or any provision of state, local or foreign Tax Law and shall, to the extent so withheld, promptly pay or cause to be paid any such amounts to the appropriate Governmental Authority as required by applicable law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Common Shares or Share Appreciation Rights in respect of which such deduction and withholding was made.

ARTICLE 4.

CONDUCT OF THE PARTIES PENDING CLOSING

4.01  Conduct of Business by the Company

  From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article VIII, except as expressly contemplated or permitted by this Agreement or as disclosed in Section 4.01 of the Disclosure Letter, without the prior written consent of Acquiror, not to be unreasonably withheld, the Company will not, and will cause each of its Subsidiaries not to:

(a)      Ordinary Course.  Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization, maintain its status as a partnership for federal income taxation purposes, maintain its current regulatory authorizations, permits and licenses, keep available the present services of its officers, managers and employees and preserve the current relationships of the Company and its Subsidiaries with lessees and other persons with which the Company or its Subsidiaries have significant business relations.

(b)  Shares.  (i) Authorize for issuance, issue, sell, agree or commit to issue or sell, otherwise permit to become outstanding, dispose of or encumber or pledge, or authorize or propose the creation of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares (or similar interests) of any class of beneficial interest of the Company or any of its Subsidiaries or any other securities or equity equivalents (including, without limitation, convertible securities, share appreciation rights, “phantom” share plans or share equivalents) or any Rights of any kind, other than the issuance of Company Common Shares in connection with (A) the vesting of any Share Appreciation Rights in accordance with the terms of such Share Appreciation Rights, or (B) the vesting of and lapse of restrictions on Restricted Shares, or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents of the Company.

(c)  Dividends; Etc.  (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of beneficial interest or other securities or equity interests of the Company or any of its Subsidiaries, other than (A) dividends or distributions that are required to be paid by the Company in order to comply with the requirements of the Company Charter; provided, that, in the event that the Company makes, declares, pays or sets aside for payment such required dividends or distributions, the Per Share Amount shall be reduced dollar for dollar by the per share amount of such dividends or distributions, and (B) dividends or distributions paid by any of the Subsidiaries of the Company so long as such dividends or distributions are only paid to the Company or any of its other wholly-owned Subsidiaries; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any equity interests of the Company or any of its Subsidiaries.

(d)  Compensation; Employment Agreements; Etc.  Except as may be required by the terms of a Benefit Plan: (i) increase the compensation or benefits payable or to become payable to any trustee, director, officer, employee or consultant of the Company or any of its Subsidiaries (except for reasonable increases in the ordinary course of business consistent with past practices, including, but not limited to, increases that are approved by the Compensation Committee of the Company Board in connection with the annual performance reviews of Steven K. Griessel and Matthew M. Martin on October 1, 2009); (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any trustee, director, officer, employee or consultant of the Company or any Subsidiary of the Company, or establish, adopt, enter into or materially amend any collective bargaining, bonus, profit sharing, thrift, compensation, share option, restricted share, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such trustee or officer; or (iii) except as contemplated by this Agreement, take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Benefit Plan.

(e)  Acquisitions.  Acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) all or any portion of the assets, business, properties or shares of stock or other securities of any corporation, partnership, limited liability company, joint venture or other business organization or any other Person.

(f)  Indebtedness.  (i) Create, assume or incur any indebtedness for borrowed money or issue any debt securities, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly owned Subsidiary of the Company) for borrowed money, except (A) indebtedness for borrowed money incurred in the ordinary course of business pursuant to the existing credit facilities of the Company or its Subsidiaries, which borrowings shall not exceed $1,000,000 in the aggregate and (B) the Indebtedness listed in Section 4.01(f) of the Disclosure Letter; or (ii) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 4.01(f).

(g)  Debt Payment and Capital Expenditures.  (i) Except as disclosed in Section 4.01(g) of the Disclosure Letter, prepay any long-term debt (including, without limitation, prepayments or repayments of revolving credit facilities or other similar lines of credit and/or payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto), except in the ordinary course of business consistent with past practice and in accordance with their terms, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms or (ii) make or authorize any capital expenditures or commitments for capital expenditures in excess of $250,000 individually, or $500,000 in the aggregate, except for (A) expenditures disclosed in Section 4.01(g) of the Disclosure Letter or (B) expenditures in the ordinary course of business in order to own, operate and maintain the Company Properties in working order.

(h)  Constituent Documents.  Amend the Company Charter or the Company Bylaws or any other Constituent Documents of the Company, any Subsidiary of the Company or any JV Entity, except as may be required by this Agreement.

(i)  Accounting Methods.  Change in any material respect any of the accounting principles or practices used by it (except as required by GAAP or change in Law, or as recommended by the Company’s independent auditors, or pursuant to written instructions, comments or orders from the SEC, in which case the Company shall provide Acquiror with written notification).

(j)     Contracts.  Except as described in Section 4.01(j) of the Disclosure Letter, enter into or terminate any Material Contract or amend, modify, fail to comply with the terms of, or waive compliance with or any breaches under, in any material respect, any existing Material Contracts.

(k)  Claims.  Except as disclosed in Section 4.01(k) of the Disclosure Letter, waive, release, assign, settle or compromise any material claim or litigation, other than settlements involving only the payment of money damages that are not in excess of $100,000 individually, or $250,000 in the aggregate.

(l)  Tax Methods.  Without limitation of Section 6.10, make any election relating to Taxes (including any changes to tax accounting method or election relating to Tax accounting), or settle or compromise any liability for Taxes in excess of $25,000 unless in each case such action is required by law or necessary to preserve the status of the Company as a partnership under the Code (provided that in such events the Company shall notify Acquiror of such election and shall not fail to make such election in a timely manner).

(m)    Compliance with Law.  Fail to comply in any material respect with any applicable Laws wherever the Company’s or its Subsidiaries’ business is conducted, including the timely filing of all reports, forms or other documents with the SEC required under the Securities Act or the Exchange Act.

(n)      Operations.  Enter into any new material line of business or change its material operating policies except as required by Law, regulation or policies imposed by any Governmental Authority, or form or dissolve, or commence or cease the operations of, any material business or any corporation, partnership, joint venture, business association or other business organization or division thereof.

(o)      Company Leases.  Except in connection with a right being exercised by a tenant under an existing Company Lease or as disclosed in Section 4.01(o) of the Disclosure Letter, enter into any new lease (including renewals) for in excess of 10,000 square feet of net rentable area, or except in connection with a right being exercised by a tenant under an existing Company Lease, terminate or materially modify or amend any Company Lease that relates to in excess of 10,000 square feet of net rentable area.

(p)      Securities.  Amend any term of any outstanding security of the Company or any of its Subsidiaries.

(q)       Company Properties.  Sell or otherwise dispose of, or subject to any Lien (other than Permitted Liens existing as of the date of this Agreement), any Company Properties other than (i) pending sales of Company Properties pursuant to definitive agreements executed prior to the date hereof and identified on Section 4.01(q) of the Disclosure Letter or (ii) as otherwise disclosed in Section 4.01(q) of the Disclosure Letter.

(r)       Personal Property.  Sell, lease, mortgage, subject to Lien or otherwise dispose of, or agree to do any of the foregoing with respect to, any of the personal or intangible property of the Company or any of its Subsidiaries in excess of $100,000 individually or $250,000 in the aggregate.

(s)       Agreements with Affiliates.  Except as set forth in Section 4.01(s) of the Disclosure Letter and excluding matters covered by Section 4.01(d) above, enter into or otherwise modify any agreement or arrangement with Persons that are Affiliates of the Company or any of its Subsidiaries or, as of the date of this Agreement, are employees, officers, trustees, partners or directors of the Company or any of its Subsidiaries.

(t)       Debt Compliance.  Fail to use commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of the Company or any of its Subsidiaries.

(u)     Liquidation.  Adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution.

(v)      Insurance.  Fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company Properties or the Company, its Subsidiaries and their respective properties, assets and businesses.

(w)      Other Actions.  Authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

In connection with the continued operation of the Company and its Subsidiaries, the Company will confer in good faith on a regular and frequent basis with one or more representatives of Acquiror designated to the Company regarding operational matters and the general status of ongoing operations, and will notify Acquiror promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect or which could reasonably be expected to result in the Company being unable to deliver the certificates described in Section 7.02(c) of this Agreement.  The Company acknowledges that Acquiror does not and will not waive any rights it may have under this Agreement as a result of such consultation.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action at any time or from time to time that in the reasonable judgment of the Company is reasonably necessary for the Company to maintain its qualification as a partnership under the Code for any period or portion thereof ending on or prior to the Effective Time; provided, however, that the Company shall have made a good faith effort to provide Acquiror with as much advance notice of such action as practicable and shall consider in good faith any comments or suggestions by Acquiror relating to such action.

4.02  Conduct of All Parties.

Each party hereto agrees that, from the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the other parties hereto, such party shall not, and shall cause each of its Subsidiaries not to:

(a)       Interference or Delay.  Take, or cause to be taken, any action that would interfere with the consummation of the Merger and other transactions contemplated by this Agreement, or delay the consummation of such transactions.

(b)  Adverse Actions.  Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (y) any of the conditions to the Merger set forth in Article VII not being satisfied.

(c)  Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

5.01  Disclosure Letter

Concurrently with the execution and delivery of this Agreement, the Company is delivering to Acquiror a Disclosure Letter with numbered sections corresponding to the relevant sections in this Agreement (the “Disclosure Letter”).  Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any Section of the Disclosure Letter with respect to a particular representation or warranty contained in Section 5.02 herein shall be deemed to be an exception or qualification with respect to all other representations or warranties contained in Section 5.02 herein to which the relevance of such item is reasonably apparent.  Nothing in the Disclosure Letter is intended to broaden the scope of any representation or warranty contained in Section 5.02 herein.

5.02     Representations and Warranties of the Company

The Company hereby represents and warrants to Acquiror and Merger Subsidiary that:

(a)  Existence; Good Standing; Authority; Subsidiaries.

(i)  The Company is a real estate investment trust duly organized, validly existing under the laws of the State of Maryland and in good standing with the SDAT.  The Company Charter is in effect.  The Company is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has all requisite trust power and authority to own, operate, lease and encumber its assets and properties and to carry on its business as now conducted.

(ii)  Section 5.02(a)(ii) of the Disclosure Letter sets forth: (i) each Subsidiary of the Company; (ii) the legal form of each Subsidiary of the Company, including the state of formation; and (iii) the identity and percentage ownership interest of each holder of any ownership or voting interest in each Subsidiary of the Company.

(iii)  Each material Subsidiary of the Company is a corporation, partnership, limited liability company, trust or other business association or entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  Each material Subsidiary of the Company has all requisite corporate, limited partnership, limited liability company or similar power and authority to own, operate, lease and encumber its assets and properties and to carry on its business as now conducted.

(iv)  Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(v)  Section 5.02(a)(v) of the Disclosure Letter sets forth a correct and complete list of all Persons that are not Subsidiaries of the Company and in which the Company or any of its Subsidiaries has a direct or indirect voting or ownership interest (the “JV Entities”), together with the jurisdiction of organization of each JV Entity, the names of the other members, partners or other holders of ownership interests in each JV Entity and the respective percentage interests of each such member, partner or holder in each JV Entity.  Except for the Subsidiaries listed in Section 5.02(a)(ii) of the Disclosure Letter or as set forth in Section 5.02(a)(v) of the Disclosure Letter, the Company does not own, directly or indirectly, any material membership interest in, material amount of shares of stock or beneficial interest of, or other material ownership interest in, any Person.  The Company does not have any commitment or obligation to provide any material amount of funds to, make any material investment (in the form of a loan, capital contribution or otherwise) in, or acquire, directly or indirectly, any material membership interest in, material amount of shares of stock or beneficial interest of, or other material ownership interest in, any Person.

(vi) Except as set forth in Section 5.02(a)(vi) of the Disclosure Letter, all of the outstanding equity or voting securities or other interests of each of the Company’s Subsidiaries, and all of the outstanding equity or voting securities or other interests of each of the JV Entities that are owned directly or indirectly by the Company, (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) are not subject to (and were not issued in violation of) any preemptive right under any Law, or under the Constituent Documents of the applicable Subsidiary or JV Entity, and (iv) are owned by the Company or by one of its Subsidiaries, directly or indirectly, free and clear of all Liens, limitations and restrictions whatsoever (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law).

(vii)  The Company has previously made available to Acquiror true and complete copies of the Company Charter and the Company Bylaws, each as amended through the date hereof, as well as the Constituent Documents of each of the Company’s Subsidiaries and the JV Entities (and in each case, all amendments thereto) and all such documents are in full force and effect and no dissolution, revocation or forfeiture proceedings by or regarding the Company, any of its Subsidiaries or the JV Entities have been commenced.  The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of the Company Charter or Company Bylaws.  None of the Company’s Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of its respective Constituent Documents.  To the Company’s knowledge, none of the JV Entities is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of its respective Constituent Documents.

(b)  Capitalization; Debt.

(i)  The authorized capitalization of the Company consists of (A) 10,000,000 Company Common Shares, of which, as of September 24, 2009, 5,229,954 were issued and outstanding, and (B) 10,000,000 preferred shares, par value $0.01 per share, none of which are or have at any time been issued or outstanding.  750,000 Company Common Shares have been reserved for issuance as restricted shares pursuant to the Company Share Incentive Plan.  Of the 750,000 Company Common Shares reserved for issuance pursuant to the Company Share Incentive Plan, 391,751 Company Common Shares have been granted or approved for grant to officers and trustees of the Company as shares subject to the restrictions set forth in the Company Share Incentive Plan and the grant agreements related thereto (the “Restricted Shares”).  Section 5.02(b)(i) of the Disclosure Letter sets forth a true, complete and correct list of all vested and unvested Restricted Shares awarded by the Company or any of its Subsidiaries, including the name of the Person to whom such Restricted Shares were granted, the vesting periods for such Restricted Shares and other terms of the restrictions related thereto.  Other than the Restricted Shares, no Company Common Shares have been issued or are outstanding under the Company Share Incentive Plan.  There are no Company Common Shares reserved for issuance or required to be reserved for issuance other than the Restricted Shares issued pursuant to the Company Share Incentive Plan, as described above.  All issued and outstanding Company Common Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to (and were not issued in violation of) any preemptive right under any Law (including the provisions of the MGCL), or under the Company Charter or the Company Bylaws.

(ii)  Section 5.02(b)(ii) of the Disclosure Letter sets forth a true and complete list of all secured and unsecured indebtedness of the Company and its Subsidiaries, including the instruments related thereto, their outstanding principal amounts as of August 31, 2009, interest rates and maturity dates.  The Company has no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(iii)  Section 5.02(b)(iii) of the Disclosure Letter sets forth a true and complete list of all outstanding share appreciation rights issued pursuant to the Company Share Incentive Plan, the Company’s Employees’ Share Incentive Plan and the Company’s Trustee Share Incentive Plan (the “Share Appreciation Rights”), including the name of the Person to whom such Share Appreciation Rights were granted, the number of shares subject to each Share Appreciation Right, the type of Share Appreciation Right and the per share exercise price or purchase price for each Share Appreciation Right.  Except for the Share Appreciation Rights, there are no options, warrants, calls, share appreciation rights, “phantom” shares, rights or warrants, subscription rights, restrictions, exercisable, exchangeable or convertible securities or other rights, contracts, agreements or commitments, contingent or otherwise (collectively, “Rights”) that obligate the Company to issue, transfer or sell any Company Common Shares or any investment that is convertible into or exercisable or exchangeable for any Rights or Company Common Shares.  The per share exercise price for each Share Appreciation Right is equal to or greater than the fair market value of the underlying Company Common Shares as of the date of the grant of such Share Appreciation Right.  The Company has not issued any dividend equivalent rights, performance awards or similar rights.  The Company has no commitment to redeem, repurchase or otherwise acquire any Company Common Shares or to pay any dividend or make any other distributions in respect of the Company Common Shares.  The Company Board has not declared any dividend or distribution with respect to the Company Common Shares the record or payment date of which is on or after the date of this Agreement.

(iv)  There are no Rights that obligate any Subsidiary of the Company to issue, transfer or sell any voting or equity interest or any investment that is convertible into or exercisable or exchangeable for any Rights or any voting or equity interest in any Subsidiary of the Company.  No Subsidiary of the Company has issued any dividend equivalent rights, performance awards or similar rights.

(v)  Except as set forth in Section 5.02(b)(v) of the Disclosure Letter, there are no voting trusts, proxies or other agreements or understandings to which the Company is a party with respect to the voting of any security of the Company or any Subsidiary of the Company, or which restrict the transfer of any such securities, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such securities or which restrict the transfer of such securities, except with respect to the Voting Agreement.

(vi)  Except as set forth in Section 5.02(b)(vi) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

(c)  Authority Relative to this Agreement.

(i)  The Company has all necessary power and authority to execute and deliver this Agreement and all documents and agreements contemplated by this Agreement, to perform its obligations under this Agreement and, subject to the Company Shareholder Approval, the Special Shareholder Approval and the Company Charter Amendment Approval, to consummate the Merger, the Company Charter Amendment and the other transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger, the Company Charter Amendment and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary trust action on behalf of the Company and no other trust proceedings on the part of the Company or any of the Subsidiaries are necessary to authorize this Agreement or to consummate the Merger, the Company Charter Amendment and the other transactions contemplated hereby (other than, with respect to this Agreement, the Merger and the Company Charter Amendment, receipt of the Company Shareholder Approval, the Special Shareholder Approval and the Company Charter Amendment Approval).  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each of Acquiror and Merger Subsidiary, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(ii)  The Company Board has authorized the Company Special Committee to act on behalf of the Company Board with respect to the consideration and recommendation of this Agreement, the Merger, the Company Charter Amendment and the other transactions contemplated hereby to the Company Board.  The Company Special Committee has duly and validly authorized the execution and delivery of this Agreement, unanimously declared the Merger, the Company Charter Amendment and the transactions contemplated by this Agreement advisable and in the best interest of the Company, and approved (subject to receipt of the approval of the Company Board of the Merger, the Company Charter Amendment and the other transactions contemplated hereby and the Company Shareholder Approval, the Special

Shareholder Approval and the Company Charter Amendment Approval) the Merger, the Company Charter Amendment and the other transactions contemplated hereby.  The Company Board, upon the recommendation of the Company Special Committee, has duly and validly authorized the execution and delivery of this Agreement, declared the Merger, the Company Charter Amendment and the transactions contemplated by this Agreement advisable and in the best interest of the Company, and approved, subject to receipt of the Company Shareholder Approval, the Special Shareholder Approval and the Company Charter Amendment Approval, the Merger, the Company Charter Amendment and the other transactions contemplated hereby.  The Company Board has resolved to recommend that the holders of the Company Common Shares approve this Agreement, the Merger, the Company Charter Amendment and the transactions contemplated hereby, and directed that this Agreement, the Merger and the Company Charter Amendment be submitted to the shareholders of the Company for their approval to the extent required by Law and the Company Charter and Company Bylaws.

(iii)  The Merger requires the affirmative vote of a majority of all votes entitled to be cast by the holders of all outstanding Company Common Shares as of the record date for the Company Shareholders Meeting (the “Company Shareholder Approval”). The Company Shareholder Approval is the only vote of the holders of any class or series of shares of the Company necessary to approve the Merger, other than the Special Shareholder Approval required by this Agreement.

(iv)     The Company Charter Amendment requires the affirmative vote of two-thirds of all votes entitled to be cast by the holders of all outstanding Company Common Shares as of the record date for the Company Shareholders Meeting (the “Company Charter Amendment Approval”).  The Company Charter Amendment Approval is the only vote of the holders of any class or series of shares of the Company necessary to approve the Company Charter Amendment.

(d)  No Conflict; Required Filings and Consents.

(i)  Except as set forth in Section 5.02(d) of the Disclosure Letter, the execution and delivery by the Company of this Agreement and all documents and agreements contemplated by this Agreement does not, and the performance by the Company of its obligations hereunder and thereunder will not, (A) conflict with or violate the Company Charter, the Company Bylaws or the Constituent Documents of any of the Company’s Subsidiaries, (B) assuming that all Consents have been obtained, and all filings and obligations described in Section 5.02(d)(ii) have been made, conflict with or violate any foreign or domestic federal, state, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority (“Law”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (C) require any consent under, or result in any violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries under or pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.  Section 5.02(d) of the Disclosure Letter lists all consents and approvals required to be obtained by the Company in connection with the performance by the Company of its obligations hereunder (the “Consents”).

(ii)  The execution and delivery by the Company of this Agreement and all documents and agreements contemplated by this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority except for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”), (B) the filing with the SEC of a proxy statement, in preliminary and definitive form, relating to the Merger to be sent to the Company’s shareholders (as amended or supplemented from time to time, the “Proxy Statement”) and other written communications that may be deemed “soliciting materials” under Rule 14a-12 under the Exchange Act, (C) the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT and (D) any filings required under the rules and regulations of the NYSE Amex (the “NYSE Amex”).

(e)  Permits; Compliance with Law.  Except as set forth in Section 5.02(e) of the Disclosure Letter, each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or its Subsidiaries to own, lease, develop and operate its properties or to carry on its business as it is now being conducted and develop its properties as contemplated by the Permits (the “Applicable Permits”), and all such Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or any appeal or litigation related to, any of the Applicable Permits would not reasonably be expected to have a Company Material Adverse Effect.  No suspension or cancellation of, or any appeal or litigation related to, any of the Applicable Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, or any appeal or litigation related to, any of the Applicable Permits would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and its Subsidiaries conducts its business in compliance with all applicable Laws, and neither the Company nor any of its Subsidiaries (i) is in material violation of any Law applicable to the Company or any of its Subsidiaries or by which any of their properties or assets is bound or affected, or (ii) is in material default, breach or violation of any note, bond, mortgage, indenture, contract, agreement, lease, license, Applicable Permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets is bound.  Neither the Company nor any of its Subsidiaries has received any written notification from any Governmental Authority asserting that it is not in compliance with any Law that such Governmental Authority enforces.

(f)  SEC Filings; Financial Statements.

(i)  The Company has timely filed or furnished all forms, reports, schedules, registration statements, proxy statements and other documents (including all exhibits, schedules and supplements) required to be filed or furnished by it with the SEC since January 1, 2006 (the “SEC Reports”).  The SEC Reports, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, when filed or as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, the Company has no outstanding and unresolved comments from the SEC with respect to any of the SEC Reports.  The Company has provided to Acquiror true and complete copies of any forms, documents, amendments, reports or other filings that have been prepared but not filed with the SEC as of the date of this Agreement.

(ii)  Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports, as amended prior to the date hereof, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).  Other than as disclosed in the SEC Reports, since January 1, 2009, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP.

(iii)  Except (A) to the extent disclosed in the SEC Reports, each as amended prior to the date hereof, (B) liabilities incurred on behalf of the Company or any of its Subsidiaries in connection with this Agreement, and (C) liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 2008, neither the Company nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto.

(iv)    The Company is in compliance, and has complied, in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) and the Exchange Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE Amex.  There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or trustee of the Company.  Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any loans to any executive officer, trustee or director of the Company or any of its Subsidiaries.

(g)  Absence of Certain Changes or Events.  Except as set forth in the SEC Reports or as set forth in Section 5.02(g) of the Disclosure Letter, since January 1, 2009, each of the Company and its Subsidiaries has conducted its business in the ordinary course consistent with past practice and there have not been any changes, effects or circumstances or events, individually or in the aggregate, that have resulted or would reasonably be expected to result in a Company Material Adverse Effect.

(h)  Litigation.  As of the date hereof, except (i) as listed in Section 5.02(h) of the Disclosure Letter, (ii) as set forth in the SEC Reports filed prior to the date of this Agreement, or (iii) for suits, claims, Actions, proceedings or investigations arising from the ordinary course of operations of the Company and its Subsidiaries involving (A) collection matters or (B) personal injury or other tort litigation which are covered by adequate insurance (subject to customary deductibles), there is no Action pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets, or related to the Applicable Permits.  None of the matters identified in Section 5.02(h) of the Disclosure Letter would reasonably be expected to have a Company Material Adverse Effect or to question the validity of this Agreement or any action to be taken by the Company or its Subsidiaries in connection with the consummation of the Merger.  Neither the Company nor any of its Subsidiaries are subject to any order, judgment, writ, injunction or decree of any Governmental Authority, except as would not have a Company Material Adverse Effect.

(i)  Employee Benefit Plans.

(i)  Section 5.02(i)(i) of the Disclosure Letter lists (A) all material employee benefit plans (as defined in Section 3(3) of ERISA) and (B) all other employee benefit plans, policies, agreements or arrangements with respect to which the Company or any of its ERISA Affiliates has any material obligation or liability, contingent or otherwise, in effect, for current or former employees or consultants including but not limited to (1) employment, individual consulting or other compensation agreements, (2) cash bonus plans or policies or other cash incentive compensation plans or policies, (3) stock purchase plans, equity or equity-based compensation plans, (4) deferred compensation plans, (5) director, officer or employee loans (excluding 401(k) Plan loans), (6) change in control and severance agreements and (7) retention, termination, retirement, death, disability, sick leave, vacation, salary continuation, health or life insurance and educational assistance plans and policies (collectively, the “Benefit Plans”).  The Company has made available to Acquiror with respect to each of the Benefit Plans a true and correct copy of (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto (for the last three completed plan years); (ii) Forms 5500 and all schedules thereto for the last three completed plan years, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination or opinion letter; (v) the most recent summary plan descriptions and any subsequent summary of material modification; (vi) written summaries of all non-written Benefit Plans and (vii) any material correspondence with the IRS, U.S. Department of Labor or the Pension Benefit Guaranty Corporation.

(ii)  Each Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except where such failure to operate such Benefit Plan in accordance with its terms and Applicable Law would not, or would not reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole.  No material Action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would give rise to any such material Action, claim or proceeding.  Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other “disqualified person” or “party in interest”, as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any non-exempt “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan.  To the knowledge of the Company, no fiduciary violations under Title I of ERISA have occurred with respect to any Benefit Plan.

(iii)  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion letter from the IRS and, to the knowledge of the Company, no fact or event has occurred since the date of any such determination or opinion letter that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan.  Each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt.

(iv)  All contributions and benefits required to have been made or paid under any of the Benefit Plans or by Law (without regard to any waivers granted under Section 412 of the Code), have been timely made in all material respects.

(v)  [RESERVED]

(vi)  No Benefit Plan is, and neither the Company nor any of its Subsidiaries contributes to or has at any time contributed to any Benefit Plan that is, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iii) any single employer plan or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.  No Benefit Plan is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code or otherwise invests in employer securities as defined in Section 409(l) of the Code.

(vii)  Except as set forth in Section 5.02(i)(vii) of the Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will accelerate the vesting, amount, funding or time of payment of any compensation, equity award or other benefit.

(viii)  Except as set forth in Section 5.02(i)(viii) of the Disclosure Letter, none of the Benefit Plans provide for continuing post-employment health, life insurance coverage or other welfare benefits for any participant or any beneficiary of a participant except as may be required under any Law.

(ix)      Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes by the Company is not an employee for such purposes.

(x)       All arrangements that would be considered “deferred compensation” for purposes of Section 409A of the Code are in compliance with, or exempt from, Section 409A of the Code.  Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with the applicable requirements of Section 409A of the Code and all applicable IRS and Treasury Department guidance issued thereunder.  None of the transactions contemplated by this Agreement will result in a deferral of compensation under any Benefit Plan that is subject to Section 409A of the Code.

(j)  Labor Matters.

(i)  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries.  There are no material grievances outstanding against the Company or any of its Subsidiaries under such agreement or contract and there is no strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any of its Subsidiaries.

(ii)  There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries.  There is no picketing pending or, to the knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened.  There are no material complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual.  The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for any immaterial non-compliance.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since January 1, 2005.

(k)  Proxy Statement.  The information supplied by the Company relating to the Company and its Subsidiaries to be contained in the Proxy Statement or other documents to be filed with the SEC in connection herewith will not, on the date the Proxy Statement is first mailed to holders of Company Common Shares or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any filing other than the Proxy Statement, at the date it is first mailed to holders of Company Common Shares or at the date it is first filed with the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Acquiror or Merger Subsidiary.  All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(l)  Property and Leases.

(i)  Section 5.02(l)(i) of the Disclosure Letter sets forth a correct and complete list of all real property interests owned or held by the Company, its Subsidiaries and any JV Entities, including fee interests and ground leasehold interests (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”).  There are no mortgage loans held by the Company or any of its Subsidiaries as lender.  As of the date hereof, each of the Company Properties is owned or leased by a Subsidiary of the Company or a JV Entity, as indicated in Section 5.02(l)(i) of the Disclosure Letter.  As of the date of this Agreement, the Company’s Subsidiaries and the JV Entities own fee simple title to, or if so indicated in Section 5.02(l)(i) of the Disclosure Letter, lease each of the Company Properties, in each case, free and clear of any Liens, title defects, covenants or Property Restrictions, except for (i) Permitted Liens, (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Authority which are customary and typical for similar properties and (iii) Property Restrictions which do not interfere materially with the current use of such property.

(ii)  Except as set forth in Section 5.02(l)(ii) of the Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company Properties is subject to any rights of way, agreements, Laws, ordinances or regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”), except for (1) Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations and building codes, (2) leases on the Rent Roll or leases entered into in the ordinary course after the date of the Rent Roll, REA’s, and all covenants, restrictions and other matters disclosed on the Company Title Insurance Policies or as would be disclosed on current title reports or surveys, (3) real estate Taxes, charges of any nature for public utility services and special assessments, (4) service contracts, management agreements, leasing commission agreements and other contractual arrangements relating to the ownership, development or construction of the Company Properties and (5) and other Permitted Liens.  Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries or any JV Entity has received written notice that it is currently in default or violation of any Property Restrictions.  Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Property complies with the Property Restrictions.

(iii)  Except as set forth on Section 5.02(l)(iii) of the Disclosure Letter and except for Company Properties not yet developed or currently under development, there is no REA or other agreement, easement or other right, in each case, that is required to be obtained by the Company or any of its Subsidiaries or any JV Entity in order to permit the lawful use and operation of the buildings and improvements on any of the Company Properties and all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from such Company Properties (collectively, “Property Agreements”) that has not been obtained and is not in full force and effect, except for such failures to have in full force and effect that would not reasonably be expected to have a Company Material Adverse Effect, and there is no pending threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect.  Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries or any JV Entity has received notice that the Company or any of its Subsidiaries or any JV Entity is currently in default of any Property Agreements.

(iv)  None of the Company or any of its Subsidiaries or any JV Entity has received written notice of, nor does the Company have knowledge of, any uncured violation of any Laws affecting any of the Company Properties or operations which would reasonably be expected to have a Company Material Adverse Effect.  Without limitation to the foregoing, except as would not reasonably be expected to constitute a Company Material Adverse Effect, none of the Company or any of its Subsidiaries or any JV Entity has received notice of, nor does the Company have knowledge of, any zoning, building or similar Laws or orders that are presently being violated or will be violated by the continued maintenance, development, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, development, operation or use of the parking areas on the Company Properties.

(v)  Except as provided for in Section 5.02(l)(v) of the Disclosure Letter, valid policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the title or leasehold interest of the applicable Subsidiary of the Company or JV Entity to or in the Company Properties, subject to the matters disclosed on the Company Title Insurance Policies and Permitted Liens.  A copy of each Company Title Insurance Policy has been previously made available to Acquiror.  Each Company Title Insurance Policy is in full force and effect and no claim has been made against any such policy.

(vi)  Except as provided for in Section 5.02(l)(vi) of the Disclosure Letter, none of the Company or any of its Subsidiaries or any JV Entity has received written notice of, nor does the Company have knowledge of, any condemnation or rezoning proceedings that are pending or, to the knowledge of the Company, threatened with respect to any of the Company Properties.

(vii)  Except as provided in Section 5.02(l)(vii) of the Disclosure Letter and except for immaterial discrepancies or omissions, the rent roll for each of the Company Properties (the “Rent Roll”) dated as of September 23, 2009 which have previously been made available to Acquiror, list each material lease that was in effect as of the date of each such Rent Roll and to which the Company or any of its Subsidiaries or any JV Entity is a party as landlord with respect to each of the applicable Company Properties.  Except as disclosed in Section 5.02(l)(vii) of the Disclosure Letter or for discrepancies or omissions that would not have a Company Material Adverse Effect, the information set forth in the Rent Roll is true, correct and complete as of the date of each such Rent Roll.  Except as set forth in Section 5.02(l)(vii) of the Disclosure Letter, the Company has made available to Acquiror copies of all leases that are in effect as of the date hereof and to which the Company or any of its Subsidiaries or any JV Entity is a party as landlord with respect to each of the applicable Company Properties (such leases, together with all amendments, modifications, supplements, renewals, extensions, guarantees and other documents related thereto, the “Company Leases”), which copies are true, correct and complete in all material respects.  Except as set forth in Section 5.02(l)(vii) of the Disclosure Letter, all Company Leases that relate to in excess of 20,000 square feet of net rentable area (the “Material Company Leases”) are in full force and effect and none of the Company or any of its Subsidiaries or any JV Entity has received written notice that the applicable Subsidiary of the Company or JV Entity is in default under any Material Company Lease, except for violations or defaults that have been cured.  As of the date of this Agreement, except as provided in Section 5.02(l)(vii) of the Disclosure Letter, none of the Company or any of its Subsidiaries or any JV Entity has delivered a written notice to a tenant under a Material Company Lease that it is in default under such Material Company Lease and no such tenant is in monetary or, to the knowledge of the Company, material non-monetary default under such Material Company Lease.

(viii)  Except as set forth in Section 5.02(l)(viii) of the Disclosure Letter, to the knowledge of the Company, all operation and reciprocal easement agreements or other similar agreements under which the Company or any of its Subsidiaries or any JV Entity is a party (each, an “REA”) are in full force and effect and none of the Company or any of its Subsidiaries or any JV Entity has received written notice that the applicable Subsidiary of the Company or JV Entity is in default under any REA, except for violations or defaults that have been cured or that are not, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.  Except as provided in Section 5.02(l)(viii) of the Disclosure Letter, none of the Company or any of its Subsidiaries or any JV Entity has delivered a written notice to a party under an REA that it is in default under such REA and no such party to an REA is in monetary or, to the knowledge of the Company, material non-monetary default under such REA, except for defaults that are not, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(ix)  No Company Property is subject to a ground lease and none of the Company or any of its Subsidiaries or any JV Entity is a lessee with respect to any ground lease.

(x)  Except as set forth in Section 5.02(l)(x) of the Disclosure Letter, as of the date of this Agreement, there are no unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof that is owned by the Company or any of its Subsidiaries or any JV Entity or any other unexpired rights in favor of any party other than the Company or any of its Subsidiaries or any JV Entity to purchase or otherwise acquire a Company Property or any portion that is owned by the Company or any of its Subsidiaries or any JV Entity or any portion thereof, whether pursuant to a Company Lease, an REA or otherwise; nor has the Company or any of its Subsidiaries or any JV Entity entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by the Company or any of its Subsidiaries or any JV Entity.

(xi)  The Company has provided or made available to Acquiror copies of all agreements pursuant to which the Company or any of its Subsidiaries or any JV Entity manages, acts as leasing agent for or provides development services for any real property for any third party, which copies are true, correct and complete in all material respects.

(xii)  The Company and its Subsidiaries and the JV Entities have good and sufficient title to, or is permitted to use under valid and existing licenses or leases, all their personal properties and assets reflected in their books and records as being owned by them or used by them in the ordinary course of business, free and clear of all Liens and encumbrances, except for Permitted Liens, Liens for current Taxes not yet due and payable, and Liens or encumbrances which are normal to the business of the Company and its Subsidiaries and the JV Entities and are not, in the aggregate, material in relation to the assets of the Company on a consolidated basis and except also for such imperfections of title or leasehold interest, easement and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby.

(m)  Intellectual Property.  Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person, (ii) each of the Company and its Subsidiaries owns or has the right to use (by license or other arrangement) all Intellectual Property used in the conduct of its business as currently conducted, free and clear of all Liens, and (iii) to the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Intellectual Property rights owned or used by the Company or its Subsidiaries.  All material fees and filings required to maintain any registration of any Intellectual Property used by the Company or its Subsidiaries have been paid or timely filed, are current and are not in default or in arrears.

(n)  Taxes.

(i)  Each of the Company and its Subsidiaries has (i) timely filed (or had filed on their behalf) all federal Tax Returns and all other Tax Returns reflecting a Tax obligation of $25,000 or more that are required to be filed by them (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so), and such Tax Returns are true, correct and complete in all material respects, and (ii) paid (or had paid on their behalf) all Taxes (whether or not shown as due on such Tax Returns) that are required to be paid by it.  The most recent financial statements contained in the Company SEC Reports filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and Taxes payable by the Company and its Subsidiaries at the Effective Time will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.  True, correct and complete copies of all federal Tax Returns that have been filed with the IRS by the Company and each of its Subsidiaries with respect to the taxable years commencing on or after January 2003 have been delivered or made available to representatives of Acquiror.

(ii)  To the knowledge of the Company, no Person who has owned or who has been treated as owning (for U.S. federal income tax purposes) Company Common Shares or Share Appreciation Rights has taken a position on a Tax Return or otherwise for Tax purposes that is inconsistent with information reported to such Person by the Company on Schedule K-1 to IRS Form 1065 (or any state, local, or foreign analogue) or with any position taken by the Company for purposes of federal, state, local, or foreign Tax Law.

(iii)  Neither the Company nor any of its Subsidiaries has executed or filed with the IRS or any other Governmental Authority any agreement, waiver or other document or arrangement extending the period for examination, assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation) that is currently in effect, and no power of attorney with respect to any material Tax matter is currently in force with respect to the Company or any of its Subsidiaries.

(iv)  The Company (A) for all taxable years commencing with the Company’s taxable year ended December 31, 1998 through the Company’s taxable year ended December 31, 2008, has been subject to taxation as a partnership for U.S. federal income tax purposes and has not been subject to U.S. federal income taxation as a corporation, whether pursuant to Section 7704(a) of the Code or otherwise, and the Company has satisfied all requirements of Section 7704(c) of the Code to avoid taxation as a corporation, notwithstanding the Company’s status as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, (B) has operated since December 31, 2008 to the date hereof in a manner that will permit it to be subject to taxation as a partnership for U.S. federal income tax purposes for the taxable year that includes the date hereof, and (C) intends to continue to operate in such a manner as to permit it to continue to be subject to taxation as a partnership for U.S. federal income tax purposes for the taxable year of the Company that will end with the Merger (and if the Merger is not consummated prior to January 1, 2010, for the taxable year that will end on December 31, 2009).

No challenge to the Company’s status as a partnership for U.S. federal income tax purposes or to the Company’s satisfaction of the requirements of Section 7704(c) of the Code is pending or has been threatened in writing.

(v)  No audit or other proceeding with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Tax Return filed by the Company or any of its Subsidiaries is being conducted by any Tax authority or other Governmental Authority, and neither the Company nor any of its Subsidiaries has received written notice that any such audit or other proceeding with respect to Taxes or any Tax Return is pending.  No extension of the statute of limitations on the assessment of any material Taxes has been granted by the Company or any of its Subsidiaries.

(vi)  There are no Liens for Taxes upon any assets of the Company or any Subsidiary thereof, except for Liens for Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(vii)  The Company and each of its Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any state, local or foreign Laws) and have duly and timely withheld and have paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(viii)  To the knowledge of the Company, no claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries has not filed Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction or may be required to file Tax Returns with or with respect to that jurisdiction.

(ix)  Neither the Company, nor any of its Subsidiaries, nor any other Person on behalf of the Company or any of its Subsidiaries, as the case may be, has requested any extension of time within which to file any material Tax Return, which such Tax Return has not yet been filed.

(x)  Neither the Company nor any of its Subsidiaries is or has been a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between either the Company and any one or more of its Subsidiaries or between or any two or more Subsidiaries, in any case pursuant to which it will have any obligation to make any payments after the Merger.

(xi)  Neither the Company nor any of its Subsidiaries has requested or received a private letter ruling or technical advice from the IRS or comparable rulings or guidance from other Governmental Authority.

(xii)      Neither the Company nor any of its Subsidiaries (A) is or has been at any time on or after January 1, 1997, a member of an affiliated group filing a consolidated federal income tax return and (B) has any liability for the Taxes of another person other than the Company and such Subsidiaries under Treasury regulation 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, a successor, by contract or otherwise.

(xiii)  There are no Tax Protection Agreements currently in force and no person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company or any of its subsidiaries for any breach of any Tax Protection Agreement.

(xiv)  Neither the Company nor any of its Subsidiaries has been a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b)(2) or has been a material advisor as defined in Section 6111(b) of the Code.

(xv)  Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) that would require the Company or any of its Subsidiaries to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date or would otherwise have any adverse impact on the tax liability of the Company or any Subsidiary for any taxable period (or portions thereof) ending after the Closing Date.

(xvi)  Since January 1, 2003, neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods.

(xvii)  Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(xviii)    The Company has made all the distributions required to be made pursuant to the Company Charter (including, without limitation, all distributions required pursuant to Section 5.3.3 thereof with respect to any periods ending on or prior to the date of this Agreement).

As used herein, “Tax Protection Agreements” means any written or oral agreement to which the Company or any of its Subsidiaries is a party pursuant to which: (a) any liability to holders of Company Common Shares relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of any holder of Company Common Shares, the Company or any of its Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making any Tax election, (iv) only dispose of assets in a particular manner, and/or (v) permit holders of Company Common Shares to guarantee (or have guaranteed) debt of the Company or any of its Subsidiaries; and/or (c) holders of Company Common Shares have guaranteed debt of the Company or any of its Subsidiaries.

(o)  Environmental Matters.   Except as set forth in Section 5.02(o) of the Disclosure Letter or in the SEC Reports:

(i)        to the knowledge of the Company, the Company and its Subsidiaries (A) are in material compliance with all Environmental Laws, (B) hold all material permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate their assets as currently owned and operated or to develop any Company Property as currently intended (“Environmental Permits”) and (C) are in material compliance with their respective Environmental Permits;

(ii)       neither the Company nor any of its Subsidiaries has released, and to the knowledge of the Company, no other person has released, Hazardous Substances on any real property owned, leased or operated by the Company or any of its Subsidiaries that would constitute a material violation of Environmental Laws;

(iii)       neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any of its Subsidiaries may be in material violation of, liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law; and

(iv)       neither the Company nor any of its Subsidiaries (A) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (B) is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.  Notwithstanding any other provision of this Agreement, this Section 5.02(o) sets forth the Company’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.

(p)  Material Contracts.

(i)  Except as filed as exhibits to the SEC Reports filed prior to the date of this Agreement, or as disclosed in Section 5.02(p)(i) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party or otherwise subject to, and none of their respective properties or assets are bound by, any written or oral contract or agreement (or amendment, modification and supplement thereto or any side letters affecting the obligations of any party thereunder) that:

(1)  is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(2)      involves aggregate expenditures in excess of $500,000;

(3)      involves annual expenditures in excess of $250,000 and is not cancelable within one year;

(4)  contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries, or that purports to restrict the right of the Company or any of its Subsidiaries to conduct any line of business or to compete with any Person or operate in any geographic area in which the Company or any of its Subsidiaries may conduct business, in each case in any material respect;

(5)  would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement;

(6)  involves any sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any material real property, including any Company Property, any material asset or personal property, and Subsidiary or any interest in any JV Entity;

(7)  involves any purchase, option to purchase, right of first refusal, right of first offer or any other contractual right to purchase or acquire, by merger, purchase or sale of assets or stock or otherwise, any material real property, any material asset or personal property, or any ownership interest in any Person;

(8)  is an agreement with any shareholder of the Company or any present or former director, officer or employee of the Company or any of its Subsidiaries;

(9)  could cause the Company or any of its Subsidiaries to be obligated to indemnify or hold harmless any trustee, director or executive officer of the Company or any of its Subsidiaries (other than the organizational documents of the Company and its Subsidiaries);

(10)    contains any purchase price adjustment, earn-out or contingent purchase price;

(11)     relates to the settlement or proposed settlement of any Action, which involves the issuance of equity securities or the payment of an amount in excess of $100,000;

(12)  constitutes a loan agreement, letter of credit, indenture, note, bond, debenture, mortgage, pledge agreement, securities agreement or otherwise evidences a capitalized lease obligation or other indebtedness of, for the benefit of, or payable to the Company or any of its Subsidiaries or any guaranty thereof, or constitutes an interest rate cap, collar, swap or other hedging or similar agreement to which the Company or any of its Subsidiaries is a party;

(13)  provides any funds to or makes any investment in (whether in the form of a loan, capital contribution or otherwise) any Subsidiary of the Company, JV Entity or other Person (other than any indebtedness among the Company and its Subsidiaries and other than any funds or investments required pursuant to existing organizational documents of any of its Subsidiaries); or

(14)  constitutes an employment agreement or severance, change in control, accelerated vesting, termination or similar agreement with directors, trustees, officers or employees of the Company or any Subsidiary of the Company or any other Person (the contracts described in clauses (1) - (14) being the “Material Contracts”).

(ii)  Except as set forth in Section 5.02(p)(ii) of the Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is and, to the knowledge of the Company, no other party is in material breach or violation of, or default under, any Material Contract, (ii) none of the Company nor any of its Subsidiaries has received any claim of material default under any Material Contract, and (iii) no event has occurred which would result in a material breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both).  Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company and its Subsidiaries, as applicable, and, to the knowledge of the Company, with respect to the other parties hereto.

(q)  Insurance.  Section 5.02(q) of the Disclosure Letter sets forth a correct and complete list of the insurance policies held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder.  The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies, other than would not have a Company Material Adverse Effect.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its business, properties or assets, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance with which it has carried insurance since January 1, 2007.  Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 5.02(q) of the Disclosure Letter that is held by, or for the benefit of, any of the Company or any of the Subsidiaries, other than would not have a Company Material Adverse Effect.

(r)  Related Party Transactions.  Except as set forth in Section 5.02(p)(i) of the Disclosure Letter and except for ordinary course advances to employees, set forth in Section

5.02(r) of the Disclosure Letter is a list of all loans, agreements and contracts entered into by the Company or any of its Subsidiaries under which continuing obligations exist with any Person who is an officer, trustee, director or Affiliate of the Company or any of its Subsidiaries, the record or beneficial owner of five percent (5%) or more of the voting securities of the Company, a member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any Person of which any of the foregoing is an Affiliate.

(s) Takeover Statutes.  The Company has taken all necessary steps so that the Maryland Business Combination Act and Maryland Control Share Acquisition Act  (Subtitles 6 and 7 of Title 3 of the MGCL) are not applicable to this Agreement or the Merger.  No other anti-takeover or similar Law of the State of Maryland or any other state or jurisdiction applies or purports to apply to the Merger.  Neither the Company nor any of its Subsidiaries has adopted, or intends to adopt, a shareholders’ rights plan, “poison pill” or similar plan or arrangement which limits or impairs the ability to purchase, or to become the direct or indirect beneficial owner of, Company Common Shares or any other equity or debt securities of the Company or any of its Subsidiaries.

(t)  Brokers.  No broker, finder or investment banker (other than FBR Capital Markets & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the other transactions contemplated by this Agreement, or in connection with any past or current property transaction, based upon arrangements made by or on behalf of the Company.  A true and complete copy of the engagement letter between the Company and FBR Capital Markets & Co. has been provided to Acquiror prior to the date of this Agreement.

(u)  Opinion of Financial Advisor.  The Company Special Committee has received an opinion of FBR Capital Markets & Co., to the effect that, subject to certain assumptions, qualifications, limitations and other matters, the Merger Consideration to be received by the Unaffiliated Holders of the Company Common Shares is fair to such holders of Company Common Shares from a financial point of view.  For the purposes of the foregoing, the term “Unaffiliated Holders” means the holders of Company Common Shares other than the Wilson Family Shareholders.  A true and complete copy of such opinion shall be provided to Acquiror promptly following the execution of this Agreement.  It is agreed and understood that such opinion is for the benefit of the Company Special Committee and may not be relied on by Acquiror or Merger Subsidiary.

(v)  Investment Company Act of 1940.  Neither the Company nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(w)  Accounting Controls.  The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (ii) all information required to be disclosed by the Company in the reports that it files with the SEC is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (iii) all such information is accumulated and communicated to management as appropriate to allow the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(x)  No Other Representations or Warranties.

(i)  Except for the representations and warranties contained in this Agreement, Acquiror and Merger Subsidiary acknowledge that neither the Company nor any other Person or entity on behalf of the Company has made, and neither Acquiror nor Merger Subsidiary has relied upon, any representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations or prospects or with respect to the accuracy or completeness of any other information provided or made available to Acquiror and Merger Subsidiary by or on behalf of the Company.  Neither the Company nor any other Person or entity will have, or be subject to, any liability or indemnification obligation to Acquiror, Merger Subsidiary or any other Person or entity resulting from the distribution in written or verbal communications to Acquiror or Merger Subsidiary or use by Acquiror or Merger Subsidiary of, any such information, including any information, documents, projections, forecasts or other material made available to Acquiror or Merger Subsidiary in online “data rooms,” confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement.

(ii)  In connection with any investigation by Acquiror and Merger Subsidiary of the Company and its Subsidiaries, Acquiror and Merger Subsidiary have received or may receive from the Company and its Subsidiaries and/or other persons or entities on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications.  Acquiror and Merger Subsidiary acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Acquiror and Merger Subsidiary are familiar with such uncertainties, that Acquiror and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Acquiror and Merger Subsidiary shall have no claim against any Person or entity with respect thereto.  Accordingly, Acquiror and Merger Subsidiary acknowledge that neither the Company nor any other Person or entity on behalf of the Company makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

5.03  Representations and Warranties of Acquiror and Merger Subsidiary

Acquiror and Merger Subsidiary hereby jointly and severally represent and warrant to the Company as follows:

(a)  Corporate Organization.

(i) Aquiror is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.  The certificate of limited partnership of Acquiror is in effect.  Acquiror is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have an Acquiror Material Adverse Effect.  Acquiror has all requisite limited partnership power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

(ii)  Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland.  The articles of incorporation of Merger Subsidiary are in effect.  Merger Subsidiary is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have an Acquiror Material Adverse Effect.  Merger Subsidiary has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

(b)  Authority Relative to this Agreement.

(i)       Each of Acquiror and Merger Subsidiary has all necessary limited partnership and corporate power and authority, as applicable, to execute and deliver this Agreement and all documents and agreements contemplated by this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby.  No other proceedings on the part of Acquiror or Merger Subsidiary, or any of their respective subsidiaries, are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Subsidiary and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Acquiror and Merger Subsidiary, enforceable against each of Acquiror and Merger Subsidiary in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(ii)  The general partner of Acquiror has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger, and taken all limited partnership actions required to be taken by the general partner of Acquiror for the consummation of the Merger.

(iii)  The directors of Merger Subsidiary have duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger, and taken all corporate actions required to be taken by the directors of Merger Subsidiary for the consummation of the Merger.

(c)  Consents and Approvals; No Violations.

(i)  The execution and delivery by Acquiror or Merger Subsidiary of this Agreement and all documents and agreements contemplated by this Agreement does not, and the performance of Acquiror or Merger Subsidiary’s obligations hereunder and thereunder will not, (A) conflict with or violate the limited partnership agreement of Acquiror or the articles of incorporation or bylaws of Merger Subsidiary, (B) assuming that all consents, approvals, authorizations and other actions described in subsection (ii) below have been obtained and all filings and obligations described in subsection (ii) below have been made, conflict with or violate any Law applicable to Acquiror or Merger Subsidiary or by which any of their properties or assets are bound or affected, or (C) require any consent or result in any violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any properties or assets of Acquiror or Merger Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which either Acquiror or Merger Subsidiary  is a party or by which any of the properties or assets of Acquiror or Merger Subsidiary are bound or affected.

(ii)  The execution and delivery by Acquiror or Merger Subsidiary of this Agreement and all documents and agreements contemplated by this Agreement does not, and the performance of Acquiror or Merger Subsidiary’s obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (A) for (1) applicable requirements, if any, of the Exchange Act, Blue Sky Laws, and (2) the filing with the SEC of the Proxy Statement, and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Acquiror from performing its obligations under this Agreement.

(d)  Litigation.  There is no Action pending or, to Acquiror’s knowledge, threatened against Acquiror or Merger Subsidiary or any of its or their respective properties or assets, except as would not reasonably be expected to have an Acquiror Material Adverse Effect.

(e)  Available Funds.  Acquiror currently has or has access to, and on the Closing Date will have available, all funds necessary to pay the Merger Consideration and to satisfy the obligations of Acquiror and Merger Subsidiary set forth in this Agreement, including, without limitation, in connection with the Merger, and the other transactions contemplated hereby and all related expenses.  The obligations of Acquiror hereunder are not subject to any conditions regarding the ability of Acquiror or Merger Subsidiary to obtain financing.

(f)  Ownership of Merger Sub; No Prior Activities.  Merger Subsidiary is an indirect subsidiary of Acquiror.  Merger Subsidiary has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

(g)  No Ownership of Company Common Shares.  Neither Acquiror nor any of its Subsidiaries, including Merger Subsidiary, own any Company Common Shares or other securities of the Company.

(h)  Proxy Statement.  The information supplied by Acquiror or Merger Subsidiary to the Company for inclusion in the Proxy Statement or other documents to be filed with the SEC in connection herewith will not, on the date the Proxy Statement is first mailed to holders of Company Common Shares or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any filing other than the Proxy Statement, at the date it is first mailed to holders of Company Common Share or at the date it is first filed with the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by Acquiror or Merger Subsidiary with respect to the information supplied by the Company.

(i)  Sole Purpose.  Merger Subsidiary was formed solely for the purpose of effecting the Merger and has not and will not conduct any activities other than those required for the Merger.

ARTICLE 6.

COVENANTS

6.01  Company Shareholders Meeting

  The Company shall, in accordance with applicable Law and the Company Charter and the Company Bylaws, duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as reasonably practicable after the date that the Proxy Statement is cleared by the SEC for the purpose of obtaining the Company Shareholder Approval, the Special Shareholder Approval and the Company Charter Amendment Approval.  Except as is reasonably likely to be required by the duties of the Company Board under applicable Law, the Company shall include in the Proxy Statement the recommendation of the Company Board that Company’s shareholders approve the Merger, the Company Charter Amendment and the other transactions contemplated hereby (the “Recommendation”) and use its reasonable efforts to obtain the Company Shareholder Approval, the Special Shareholder Approval and the Company Charter Amendment Approval and to take all other reasonable actions necessary or advisable to secure the Company Shareholder Approval, the Special Shareholder Approval and the Company Charter Amendment Approval.  Except in accordance with this Article 6, none of the Company Board nor any committee thereof, including the Company Special Committee, shall (a) withhold, withdraw, modify, change or qualify in a manner adverse to Acquiror in any material respect, or publicly propose to withdraw, the Recommendation, or (b) fail to include the Recommendation in the Proxy Statement, or (c) knowingly take any other action or knowingly make any other public statement that is inconsistent in any material respect with such Recommendation (any action described in this clause (a), (b) or (c) being referred to as “Recommendation Withdrawal”).  Notwithstanding the foregoing, (x) nothing contained in this Agreement shall prevent the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders) or from making any legally required disclosure to shareholders with regard to an Acquisition Proposal and (y) any “stop-look-and-listen” communication by the Company or the Company Board to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the shareholders of the Company) shall not be considered a Recommendation Withdrawal.

6.02  Proxy Statement

  As promptly as practicable after the date of this Agreement, the Company shall prepare and, after consultation with Acquiror, file a preliminary Proxy Statement with the SEC under the Exchange Act.  The parties hereto shall cooperate with each other in the preparation of the Proxy Statement.  In addition, each of the Company and Acquiror shall, or shall cause their respective affiliates to, prepare and, after consultation with each other, file with the SEC all other filings that are required to be filed by such party in connection with the transactions contemplated hereby (the “Other Filings”).  Each of the Company and Acquiror shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement.  The Company shall promptly notify Acquiror of the receipt of any comments of the SEC with respect to the Proxy Statement or any of the Other Filings or of any requests by the SEC for any amendment or supplement thereto or for additional information to the Proxy Statement or the Other Filings and shall promptly provide to Acquiror copies of all correspondence between the Company or any representative of the Company and the SEC.  The parties hereto shall cooperate with each other in the preparation of any amendment or supplement to the Proxy Statement.  The Company shall give Acquiror and its counsel the opportunity to review and comment on the Proxy Statement prior to its being filed with the SEC and shall give Acquiror and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments and shall include in such documents or responses all comments reasonably proposed by Acquiror prior to their being filed with, or sent to, the SEC.  Each of the Company and Acquiror shall use its reasonable efforts, after consultation with the other parties hereto, to respond as promptly as practicable to all such comments of and requests by the SEC.  After satisfactorily responding to all such comments of and requests by the SEC, the Company shall use its reasonable efforts to have the Proxy Statement cleared by the SEC and thereafter cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Company Common Shares entitled to vote at the Company Shareholders Meeting as soon as reasonably practicable following clearance from the SEC.  If at any time prior to the Effective Time, any information relating to the Company or Acquiror or any of their respective Subsidiaries, officers, members, trustees or directors, should be discovered by the Company or Acquiror which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

6.03  Access to Information; Confidentiality

(a)  Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries and the officers, trustees, directors, employees, auditors and agents of the Company and its Subsidiaries to, afford to Acquiror and the officers, employees, accountants, counsel and other representatives of Acquiror, reasonable access during normal business hours during the period prior to the Effective Time, to all its facilities, offices, properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives of the Company and its Subsidiaries and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Acquiror (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as Acquiror may reasonably request.  Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of the Company’s customers, jeopardize any attorney-client privilege or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement, provided that, if requested to do so by Acquiror, the Company shall use commercially reasonable efforts to redact proprietary data from any requested materials or documentation, obtain a waiver from any applicable counterparty or take such other action as may be reasonably requested by Acquiror.  Acquiror shall, and cause its representatives to, take all reasonable efforts to prevent such access and inspection from interfering with the business operations of the Company and its Subsidiaries.

(b)  Prior to the Effective Time, all information obtained by Acquiror pursuant to this Section 6.03 shall be kept confidential in accordance with the Confidentiality Agreement, dated July 2, 2009 (the “Confidentiality Agreement”), between Acquiror and the Company.

6.04  Acquisition Proposals; Solicitation

(a)  Solicitation.

(i)  Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on the No-Shop Period Start Date, the Company and its Subsidiaries and their respective employees, investment bankers, attorneys, accountants and other advisors or representatives (such employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) shall have the right (acting under the direction of the Company Board or the Company Special Committee) to: (A) initiate, solicit and encourage, whether publicly or otherwise, Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to (but only pursuant to) the prior execution of one or more confidentiality agreements; provided, however, that the Company shall promptly provide to Acquiror and Merger Subsidiary any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Acquiror and Merger Subsidiary; and (B) enter into and maintain discussions or negotiations with respect to Acquisition Proposals and otherwise cooperate with, assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(ii)  From the No-Shop Period Start Date until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article VIII, except as expressly permitted by Section 6.04(a)(iii), Section 6.04(a)(v) or Section 6.04(a)(vii), none of the Company, its Subsidiaries nor any of their Representatives shall, directly or indirectly:

(1)  initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

(2)  initiate, enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal;

(3)  effect a Recommendation Withdrawal;

(4)  approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal;

(5)  enter into any agreement in principle, arrangement, understanding, contract or agreement providing for, or relating to, an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Merger or any of the transactions contemplated by this Agreement; or

(6)  exempt any Person from the restrictions contained in any state “business combination,” takeover or similar laws or otherwise cause such restrictions not to apply to any Person or to any Acquisition Proposal;

(7)  exempt any Person from the ownership limitations and restrictions contained in Article IV of the Company Charter as in effect as of the date of this Agreement, or cause any such limitations and restrictions not to apply (other than any exemptions from such limitations and restrictions then in effect as of the date hereof); or

(8)  release any Person from or fail to enforce any standstill agreement or similar obligation to the Company and its Subsidiaries other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date hereof, by virtue of the execution and announcement of this Agreement.

(iii)  Subject to Section 6.04(a)(v) and except with respect to any written Acquisition Proposal received prior to the No-Shop Period Start Date with respect to which all of the requirements of Section 6.04(a)(v) have been satisfied as of the No-Shop Period Start Date (any such Person so submitting an Acquisition Proposal, an “Excluded Party”), as determined, with respect to any Excluded Party, by the Company Board or the Company Special Committee no later than the later of (A) the No-Shop Period Start Date and (B) two (2) Business Days following the date on which the Company received such Excluded Party’s written Acquisition Proposal (it being understood, that following the No-Shop Period Start Date until such time as the Company Board or the Company Special Committee determines that a Person is an Excluded Party, the Company shall not be permitted to take any action with respect to such Person that it would be prohibited from taking with respect to a non-Excluded Party pursuant to Section 6.04(v)), on the No-Shop Period Start Date, the Company shall, and shall cause its Subsidiaries or any of their Representatives to, immediately cease and terminate any solicitation, encouragement, discussion, negotiation or communications with any Persons conducted theretofore by the Company, its Subsidiaries or any of their Representatives with respect to any actual or potential Acquisition Proposal and shall use its (and will cause its Subsidiaries and Representatives to use their) reasonable best efforts to require the other parties thereto to promptly return or destroy all confidential information previously furnished by the Company, any of its Subsidiaries or their respective Representatives to such Persons in accordance with the terms of any agreement under which such confidential information was furnished.  The Company and its Subsidiaries shall be responsible for any failure on the part of their respective Representatives to comply with this Section 6.04(a)(iii).  Notwithstanding anything to the contrary herein, the Company shall be permitted, after the No-Shop Period Start Date and prior to the Company Shareholder Meeting, to continue to engage in discussions, negotiations or communications regarding a written Acquisition Proposal with any Excluded Party and to take the actions specified in proviso (x) and (y) of Section 6.04(a)(v) with respect to any such Excluded Party; provided, that, upon the determination by the Company Board or the Company Special Committee at any time after the No-Shop Period Start Date that an Excluded Party’s Acquisition Proposal ceases to satisfy all of the requirements of Section 6.04(a)(v) or the Company Board or the Company Special Committee otherwise ceases to engage in discussions, negotiations or communications with an Excluded Party regarding an Acquisition Proposal, (x) such Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Acquisition Proposal made by such Excluded Party ceases to satisfy all of the requirements of Section 6.04(a)(v) or at such time the Company Board or the Company Special

Committee ceases to engage in such discussions, negotiations or communication, as the case may be, and (y) the Company shall promptly notify Acquiror in writing of such event (including the identity of the Person that ceases to be an Excluded Party).

(iv)  The Company shall notify Acquiror in writing of the identity of any party making a bona fide written Acquisition Proposal prior to the No-Shop Period Start Date that the Company Board or the Company Special Committee believes in good faith, after consultation with outside legal counsel and the Company’s financial advisor, constitutes or is reasonably likely to lead to a Superior Proposal (any such proposal, an “Excluded Acquisition Proposal”) and provide to Acquiror a written summary of the material terms and conditions of any such Excluded Acquisition Proposal, in each case within two (2) Business Days of receipt of such Excluded Acquisition Proposal.

(v)  Notwithstanding anything in the foregoing to the contrary contained in Section 6.04(a)(iii), if at any time following the No-Shop Period Start Date and prior to the time, but not after, the Special Shareholder Approval is obtained, (A) the Company receives any written Acquisition Proposal which the Company Board or the Company Special Committee believes in good faith to be bona fide (that was not solicited, encouraged, facilitated or otherwise obtained in violation of this Agreement), (B) the Company Board or the Company Special Committee determines in good faith, after consultation with outside legal counsel and the Company’s financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (C) after consultation with outside legal counsel, the Company Board or the Company Special Committee determines that failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be inconsistent with the trustees’ duties under applicable Law, the Company Board or the Company Special Committee may (directly or through its Representatives), (x) furnish information to the Person who made such Acquisition Proposal (provided that the Company shall have received from such Person, prior to furnishing any such information to such Person, an executed confidentiality agreement and the Company shall have previously or concurrently furnished such information to Acquiror and the Merger Subsidiary) and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

(vi)  From and after the No-Shop Period Start Date, the Company shall promptly (within 48 hours from initial receipt) notify Acquiror in writing in the event it receives an Acquisition Proposal from a Person or group of related Persons, including the material terms and conditions thereof, and shall keep Acquiror apprised as to the status and any material developments concerning the same on a current basis (and in any event no later than 36 hours after the occurrence of such developments). Without limiting the foregoing, the Company shall promptly (within 24 hours of beginning to provide or engaging in negotiations) notify Acquiror orally and in writing if it determines to begin providing information or to engage in negotiations concerning an Acquisition Proposal from a Person or group of related Persons pursuant to Section 6.04(a)(iii) or Section 6.04(a)(v).

(vii)  Notwithstanding anything in this Agreement to the contrary, if, at any time prior to, but not after, obtaining the Special Shareholder Approval, (A) the Company receives an Acquisition Proposal which constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Acquiror pursuant to clause (y) below and the Company Board or the Company Special Committee determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the trustees’ duties under applicable Law, the Company Board or the Company Special Committee may (1) effect a Recommendation Withdrawal and/or (2) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; or (B) other than as a result of a Superior Proposal, the Company Board or the Company Special Committee determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the trustees’ duties under applicable Law, the Company Board or the Company Special Committee may effect a Recommendation Withdrawal; provided, however, with respect to circumstances in clause (A) only, the Company Board or the Company Special Committee shall not effect a Recommendation Withdrawal (pursuant to clause (A)(1)) or terminate this Agreement (pursuant to clause (A)(2)) unless:

(x)      the Company shall have provided prior written notice to Acquiror and Merger Subsidiary, at least three (3) Business Days in advance (the “Notice Period”), of its intention to effect a Recommendation Withdrawal in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal); and

(y)      prior to effecting such Recommendation Withdrawal or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Acquiror and Merger Subsidiary in good faith (to the extent Acquiror and Merger Subsidiary desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the transactions contemplated by this Agreement are more favorable to the Company Shareholders than such Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Acquiror and Merger Subsidiary and to comply with the requirements of this Section 6.04(a)(vii) with respect to such new written notice.  Notwithstanding anything to the contrary herein, the Company shall not be entitled to terminate this Agreement and enter into a definitive agreement with respect to the Superior Proposal referred to in clause (A)(2) above, and any purported termination pursuant to the foregoing clause (A)(2) shall be void and of no force or effect, unless concurrently with such termination, the Company pays the Termination Fee and the Termination Expenses payable pursuant to Section 8.03(b). The Company’s right to terminate this Agreement under clause (A)(2) above shall not be available if the Company has breached, or is then in breach of, Section 6.04.  For avoidance of doubt, in the event the Company seeks to exercise its right to terminate this Agreement in accordance with this Section 6.04(a)(vii), in connection with such proposed termination, it may take the action previously prohibited pursuant to Section 6.04(a)(ii)(6); provided, that clauses (x) and (y) of Section 6.04(a)(vii) are satisfied.

(b)  Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (i) merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (ii) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company or its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, (iii) issue, sale or other disposition by the Company or any of its Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company, (iv) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the Company Common Shares, (v) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger or any of the other transactions contemplated by this Agreement; and

“Superior Proposal” means a bona fide written Acquisition Proposal made by any Person that was not solicited by the Company after the date hereof (except in accordance with Section 6.04(a)(i)) (i) that relates to more than 60% of the voting power of the Company Common Shares or of the assets of the Company and its Subsidiaries taken as a whole, (ii) which the Company Board or the Company Special Committee determines in its good faith judgment (after consultation with its financial advisor and after taking into account all of the terms and conditions of the Acquisition Proposal) to be more favorable to the Company Shareholders (in their capacities as shareholders) than the Merger (including any alterations to this Agreement agreed to in writing between the Company and Acquiror in response thereto), (iii) the material conditions to the consummation of which are all reasonably capable of being satisfied in the judgment of the Company Board or the Company Special Committee, and (iv) for which financing, to the extent required, is then committed or, in the judgment of the Company Board or the Company Special Committee, is reasonably likely to be available.

(c)      Certain Permitted Disclosure.  Nothing contained in this Section 6.04 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S.

federal or state Law with regard to an Acquisition Proposal, including, without limitation, taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act.

6.05  Further Action; Commercially Reasonable Efforts

(a)  Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including, without limitation, using its commercially reasonable efforts to obtain all Applicable Permits, consents, approvals, waivers, exemptions, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Closing.  In case, at any time after the Closing, any further action, including, without limitation, the execution and delivery of any additional documents or instruments, is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to cause its respective officers, employees and agents to take all such action.  From the date of this Agreement through the Effective Time, the Company shall timely file, or cause to be filed, with the SEC all SEC Reports required to be so filed by applicable Law.

(b)  The parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 6.05(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and to the extent practicable none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other parties.  Each party shall keep the others apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement.  To the extent practicable, and as permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in Person) with such Governmental Authority.  None of the parties shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other parties, which consent shall not be unreasonably withheld or delayed.

(c)  Each of the parties hereto agrees to cooperate and use its commercially reasonable efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Merger, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

(d)       From time to time prior to the Effective Time, the Company shall notify Acquiror with respect to any matter hereafter arising or any information obtained after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter.

(e)    As promptly as possible after the execution of this Agreement, each of the parties hereto shall use their respective commercially reasonable efforts to commence the process of obtaining, and obtain, any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed in the Disclosure Letter or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time.  In the event that the Company fails to obtain any third party consent described above, the Company shall use its commercially reasonable efforts, and shall take such actions as are reasonably requested by Acquiror, to minimize any adverse effect upon the Company and Acquiror and Merger Subsidiary and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent.  Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of Acquiror, neither the Company nor any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Acquiror nor Merger Subsidiary or their respective Affiliates shall be required to pay or commit to pay such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.  All costs, fees and expenses associated with the assumption of any loan made to the Company or any of its Subsidiaries shall be paid by the Company at Closing; provided, that Acquiror shall pay the fee associated with submitting an application to a lender for the purpose of initiating the process to obtain such lender’s consent to the Merger under the applicable loan agreement.

6.06  Public Announcements

The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement or the Merger shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

6.07  Exculpation, Indemnification and Insurance

(a)  Without limiting any additional rights that any employee, officer, agent, trustee, director or fiduciary may have under any employment or indemnification agreement or under the Company Charter, Company Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any Subsidiaries of the Company, from and after the Effective Time, Acquiror and the Surviving Company shall: (i) indemnify and hold harmless each Person who is at the date hereof or during the period from the date hereof through the Effective Time serving as a executive officer, director, trustee or fiduciary of the Company or its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Company Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty days after any request for advancement, advance to each of the Company Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Company Indemnified Party of any Expenses incurred by such Company Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security (but subject to Acquiror’s or Surviving Company’s, as applicable, receipt of a written undertaking by or on behalf of such Company Indemnified Party, if required by applicable Law, to repay such Expenses if it is ultimately determined under applicable Law that such Company Indemnified Party is not entitled to be indemnified); provided, however, that neither Acquiror nor Surviving Company shall be liable for any settlement effected without Acquiror’s or the Surviving Company’s written consent and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Company Indemnified Parties) for all Company Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent that two or more of such Company Indemnified Parties shall have conflicting interests in the outcome of such action.  The indemnification and advancement obligations of Acquiror and the Surviving Company pursuant to this Section 6.07(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a trustee, director, executive officer or fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, executors and personal and legal representatives.  As used in this Section 6.07(a), (i) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Company Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Company Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other Person at or prior to the Effective Time at the request of the Company or any of its Subsidiaries; and (ii) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.07(a), including any Action relating to a claim for indemnification or advancement brought by a Company Indemnified Party.  Neither Acquiror nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Company Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Company Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Company Indemnified Party otherwise consents thereto.

(b)  Without limiting the foregoing, Acquiror and Merger Subsidiary agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, trustees, officers, other fiduciaries or employees of the Company or any of its Subsidiaries as provided in the Company Charter or Company Bylaws (or, as applicable, the charter, bylaws or other organizational documents of any of the Subsidiaries) shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c)  The Surviving Company shall (i) for a period of six years after the Effective Time cause to be maintained in effect in its charter or bylaws (or similar governing documents), provisions regarding elimination of liability of trustees, directors and officers, indemnification of officers, trustees, directors and employees and advancement of Expenses that are no less advantageous to the intended beneficiaries as those currently contained in Company Charter or Company Bylaws and (ii) maintain for a period of six years the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries (provided that the Surviving Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time; including, without limitation, in respect of the transactions contemplated by this Agreement; provided, however, that in no event shall Acquiror be required to pay annual premiums for insurance under this Section 6.07(c) which in the aggregate exceed 300% of the current annual premiums paid by the Company for such purpose;

provided that Acquiror shall nevertheless be obligated to provide such coverage, with respect to the entire six year period following the Effective Time, as may be obtained for such 300% amount.  The provisions of clause (ii) of this subsection (b) shall be deemed to have been satisfied if prepaid policies have been obtained by the Surviving Company for purposes of this Section 6.07, which policies (together with Company’s existing policy) provide such directors and officers with the coverage described in this subsection (b) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.

      (d)  If either the Surviving Company or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving entity, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company assumes the obligations set forth in this Section 6.07. The parties acknowledge and agree that Acquiror guarantees the payment and performance of the Surviving Company’s obligations pursuant to this Section 6.07.

(e)  The provisions of this Section 6.07 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.07 applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

6.08  Employee Benefit Matters

(a)  Each individual who is an employee of the Company or any of its Affiliates immediately prior to the Effective Time (an “Employee”) shall continue as an employee of the Surviving Company or an Affiliate thereof immediately after the Effective Time (each, a “Continuing Employee”).

(b)  To the extent the Surviving Company or an Affiliate thereof maintains any health, welfare, retirement or paid-time-off benefit plan of the Company, including without limitation an “employee benefit plan” as defined in Section 3(3) of ERISA (collectively, the “Surviving Company Benefit Plans”), in which any Continuing Employee participates after the Effective Time, the Surviving Company shall cause such Surviving Company Benefit Plan to recognize the service of each such Continuing Employee prior to the Effective Time with the Company and its Affiliates as employment with the Surviving Company and its Affiliates for purposes of eligibility and benefit entitlement, but not for purposes of benefit accrual (other than Surviving Company Benefit Plans providing severance or paid-time-off benefits under which such service will be recognized), under each such Surviving Company Benefit Plan.  In addition, the Surviving Company shall cause each Surviving Company Benefit Plan, as applicable, to (i) waive all limitations as to preexisting conditions exclusions, “at-work requirements” and waiting periods, except to the extent that comparable limitations, “at-work requirements” or waiting periods would have continued to apply to such Continuing Employees under comparable Benefit

Plans after the Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid under any Benefit Plan in the plan year immediately preceding the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Surviving Company Benefit Plans.

(c)    Nothing in this Section 6.08, express or implied, is intended to or shall confer upon any other person, including, without limitation, any Continuing Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.09  Transfer Taxes

  Acquiror and the Company shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.  From and after the Effective Time, the Surviving Company shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Common Shares or Current Share Appreciation Rights, all Transfer Taxes.

6.10  Tax Matters

  Without limitation of Section 4.01(l), during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

(a)      continue to operate in such a manner as to permit the Company to continue to qualify as a partnership for U.S. federal income Tax purposes throughout the period from the date hereof to the Effective Time and not to be subject to U.S. federal income taxation as a corporation;

(b)      prepare and timely file all federal and all other Tax Returns reflecting a Tax obligation of $25,000 or more that are required to be filed by them (taking into account all applicable extensions of time to file such Tax Returns) on or before the Effective Date (“Post-Signing Returns”) in a manner consistent with past practice and with applicable Laws;

(c)      fully and timely pay all Taxes due and payable by them; and

(d)      properly reserve (and reflect such reserve in their books and records and financial statements) for all Taxes payable by the Company and its Subsidiaries which accrue, but are not due, prior to the Effective Time in a manner consistent with past practice and with applicable Laws.

6.11  Resignations

  The Company shall obtain and deliver to Acquiror at the Closing evidence reasonably satisfactory to Acquiror of the resignation effective as of the Effective Time, of those trustees or directors of the Company or any of its Subsidiaries designated by Acquiror to the Company in writing at least five (5) Business Days prior to the Closing.

6.12  Delisting and Deregistering of Securities

  Acquiror and the Company shall use their commercially reasonable best efforts to cause the Company Common Shares to be delisted from the NYSE Amex and deregistered under the Exchange Act promptly following the Effective Time.

6.13  Accumulated Earnings and Profits/Distribution of Inter-Company Obligations

(a)  Within thirty (30) calendar days after the execution of this Agreement, but in no event later than twenty (20) calendar days before the Effective Time, the Company shall provide to Acquiror a good faith written determination of the accumulated, as well as estimated current, earnings and profits of American Rental Properties Trust, all of the common shares of which are owned by the Company (“ARPT”), such determination to be before any reduction for the distribution to be made by ARPT to the Company as provided for in Section 6.13(c).  The written determination of the Company to be provided as set forth herein shall contain a certification to the effect that (i) the determination was prepared by the Company in consultation with Ernst & Young LLP (which consultation shall include providing Ernst & Young LLP the Company’s calculation underlying its determination and discussions between the Company and Ernst & Young LLP regarding the Company’s calculation), and (ii) the Company has sought the advice of Ernst & Young LLP as to interpretation and application of Internal Revenue Code Section 312, the Treasury Regulations thereunder and relevant related guidance pertaining to the determination of earnings and profits in light of the specific factual circumstances applicable to ARPT and its activities and operations.

(b)  In the event that there is any disagreement with respect to the Company’s determination of ARPT’s current and/or accumulated earnings and profits, the Company and Acquiror agree to cooperate and use their respective commercially reasonable efforts to reach an agreement with respect to the amount of ARPT’s current and/or accumulated earnings and profits.

(c)  As promptly as possible following the agreement between the Company and Acquiror of the amount of ARPT’s current and accumulated earnings and profits, if any, in accordance with the foregoing, but in any event no later than five (5) Business Days prior to the Effective Time, the Company shall cause ARPT to make a distribution to the Company of all (or such lesser portion of the amount as designated by Acquiror) of the inter-company obligations held directly or indirectly by ARPT; provided, however, that the Company shall not be obligated to make the foregoing distribution until the condition set forth in Section 7.01(a) shall have been satisfied and the condition set forth in Section 7.02(c) shall have been either satisfied or waived by Acquiror.  The foregoing distribution may be effected by declaring a dividend that is contingent on certain future events, but the contingencies shall be removed no later than five (5) Business Days prior to the Effective Time.

(d)  At the request of Acquiror, the Company shall take, and shall cause its Subsidiaries to take, all actions requested by the Acquiror to restructure (including, without limitation, to amend, transfer, or cancel) the inter-company obligations by and among the Subsidiaries of the Company and/or the Company, subject to the conditions that (i) the Acquiror shall have agreed in writing to indemnify the Company and its Subsidiaries for any Taxes incurred by any Subsidiary as a result of any such restructuring in the event that the Merger is not consummated and (ii) the restructuring takes place before ARPT makes the distribution described in Section 6.13(c).

6.14  Notice of Certain Events

(a)    The Company shall notify Acquiror promptly of (i) any written communication and, to the knowledge of the Company, any other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company or any of its Subsidiaries), (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from the Company or any of its Subsidiaries), (iii) any material Actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by the Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 7.02(a) or 7.02(b) not to be satisfied.

(b)  Acquiror and Merger Subsidiary shall notify the Company promptly of (i) any written communication and, to the knowledge of Acquiror, any other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement  (and the response thereto from Acquiror or Merger Subsidiary), (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Acquiror or Merger Subsidiary), (iii) any material Actions threatened or commenced against or otherwise affecting Acquiror or Merger Subsidiary that are related to the transactions contemplated by the Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 7.03(a) or 7.03(b) not to be satisfied.

(c)    The delivery of any notice pursuant to this Section 6.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.15  Qualification of the Company as a Partnership for Tax Purposes

(a)  Within ten (10) business days after the execution of this Agreement, the Company shall provide to the designated tax advisors of the Acquiror (the “Tax Advisors”) all information that is reasonably available with respect to the Company and its Subsidiaries requested by the Tax Advisors that is reasonably necessary for the Tax Advisors to confirm to the Acquiror the accuracy of the representation and warranty of the Company set forth in Section 5.02(n)(iv), which information shall include, but is not limited to, tax returns, financial accounting records, work papers, and other relevant records for all relevant periods.   The Company shall also provide the Tax Advisors reasonable access to any employees of the Company who might reasonably be expected to have information relevant to the Tax Advisors’ inquiries concerning the Company’s qualification as a partnership for tax purposes.  In addition, and without limiting the foregoing, the Company shall make P. Anthony Brown reasonably available to the Tax Advisors to answer any and all questions that the Tax Advisors may have with respect to any matters relevant to the Tax Advisors’ inquiries, and the Company hereby consents to Ernst & Young LLP and Hogan & Hartson LLP providing to the Tax Advisors any and all information that they may have obtained in the course of their representation of the Company that such Tax Advisors, Ernst & Young LLP, or Hogan & Hartson LLP may consider relevant or useful to such inquiry.  Notwithstanding any provision herein to the contrary, P. Anthony Brown and Ernst & Young LLP, in its capacity as tax advisor to the Company, shall not be required to provide any conclusions or other assurances to the Acquiror or the Tax Advisors regarding the representation and warranty of the Company set forth in Section  5.02(n)(iv).  Tax Advisors shall prepare and deliver to the Company a detailed request list (“PTP Due Diligence Request”) upon the signing of this Agreement.

(b)  The Acquiror shall cause the Tax Advisors to complete the due diligence process described in this Section 6.15 within fifteen (15) business days after the Tax Advisors have received all information described in the PTP Due Diligence Request.  In the event that the Acquiror shall notify the Company in writing that the Tax Advisors have determined that, in their judgment, there is a “substantial risk” (which shall represent a greater than twenty five percent (25%) possibility) that the Company has not qualified to be taxed as a “partnership” under the Code for any taxable period commencing with the Company’s taxable year ended December 31, 1998 through and including the taxable year of the Company ending on the Effective Time, which notice shall set forth in reasonable detail the technical issue (the “Substantial Tax Issue”) for such conclusion (which issue may include a conclusion that there is not available adequate information for the Company to meet its burden of proof to demonstrate that it is entitled to be taxed as a “partnership” under the Code if the IRS should challenge that status), the Company shall immediately be deemed to be in breach of the representation and warranty set forth in Section 5.02(n)(iv) for all purposes under this Agreement.  The Company shall have the right to cure such breach by, within ten (10) business days of the receipt of such notice to the Company, by delivering to the Acquiror a tax opinion of Hunton & Williams LLP, or other counsel to the Company satisfactory to the Acquiror, in a form reasonably satisfactory to Acquiror, opining that the Substantial Tax Issue should not have caused the Company to be treated as an association taxable as a corporation under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 1998 through and including the taxable year of the Company in which such opinion is being rendered (the “PTP Opinion”) (if the conclusion relates to the lack of adequate information as described in the immediately preceding sentence above, an opinion that the available information should permit the Company to meet such burden of proof).

ARTICLE 7.

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01  Conditions to the Obligations of Each Party

  The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)  Shareholder Approval.  Each of the Special Shareholder Approval and the Company Charter Amendment Approval shall have been obtained at the Company Shareholders Meeting in accordance with the MGCL and the Company Charter.

(b)  No Order.  No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger.

7.02  Conditions to the Obligations of Acquiror and Merger Subsidiary

  The obligations of Acquiror and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)  Representations and Warranties.  The representations and warranties of the Company in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) does not or would not have or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  In addition, (A) the representations and warranties set forth in Sections 5.02(b) and 5.02 (c) shall be true and correct in all material respects and (B) the representations and warranties set forth in Sections 5.02(g) and 5.02(n)(iv) shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as though made on and as of each such date.

(b)  Agreements and Covenants.  The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Closing.

(c)  Consents.  All Consents listed on Section 5.02(d) of the Disclosure Letter shall have been obtained by the Company or waived, except where the failure of the Company to obtain any such Consent is attributable to actions or inactions willfully undertaken by Acquiror and Merger Sub with the intent of delaying or preventing the Company from obtaining any such Consent.

(d)  Officer Certificate.  The Company shall have delivered to Acquiror a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(e)  No MAE.  As of the date of this Agreement and the Closing Date, there shall not be any event, fact, development, circumstance, change or effect that, individually or in the aggregate with all other events, facts developments, circumstances, changes or effects, has resulted or would reasonably be expected to result in a Company Material Adverse Effect.

(f)  Compliance with Accumulated Earnings & Profits Provision.  The Company shall have complied in all respects with Section 6.13, including, without limitation, causing the distribution referred to in Section 6.13(d) to have been made within the time period prescribed therein.

(g)  Tax Opinion.  In the event that the Company has previously delivered to Acquiror a PTP Opinion pursuant to Section 6.15, the Company shall have received from Hunton & Williams LLP, or such other counsel to the Company as may have rendered the PTP Opinion, a letter satisfactory to the Acquiror, dated as of the Closing Date, reconfirming the conclusions set forth in the PTP Opinion and extending such conclusions to the period from the date of the PTP Opinion through and including the taxable year of the Company ending on the Effective Time.

7.03  Conditions to the Obligations of the Company

  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)  Representations and Warranties.  The representations and warranties of Acquiror and Merger Subsidiary in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” set forth therein) does not and would not have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(b)  Agreements and Covenants.  Acquiror and Merger Subsidiary shall have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Closing.

(c)  Officer Certificate.  Acquiror shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Acquiror, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE 8.

TERMINATION

8.01  Termination

  This Agreement may be terminated at any time prior to the Effective Time in writing (the date of any such termination, the “Termination Date”):

(a)  by the mutual written consent of Acquiror and the Company;

(b)  by either the Company or the Acquiror upon written notice to the other party, if:

(i)  any Governmental Authority with jurisdiction over such matters shall have issued a governmental order permanently restraining, enjoining or otherwise prohibiting either of the Merger, and such governmental order shall have become final and unappealable; provided, however, that the terms of this Section 8.01(b)(i) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to the Merger;

(ii)  the Merger shall not have been consummated on or before March 31, 2010 (the “Outside Date”), unless the failure to consummate the Merger on or prior to such date is the result of any action or inaction under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 8.01(b)(ii);

(iii)  upon a vote at a duly held Company Shareholders Meeting (or at any adjournment or postponement thereof) to obtain the Company Shareholder Approval, the Special Shareholder Approval or the Company Charter Amendment Approval is not obtained;

(c)  by Acquiror, upon written notice to the Company, if:

(i)  the Company Board or the Company Special Committee (A) makes a Recommendation Withdrawal prior to the Company Shareholders Meeting or publicly proposes to effect a Recommendation Withdrawal, (B) approves or recommends to the Company Shareholders an Acquisition Proposal other than the Merger or resolves to effect the foregoing or (C) fails to cause the Company to include the Recommendation in the Proxy Statement; or

(ii)  the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to or cause any of the conditions set forth in Section 7.02(a), 7.02(b) or 7.02(f) not to be satisfied and (B) is incapable of being cured by the

Company by the Outside Date or, if capable of being cured by the Company by the Outside Date, the Company does not commence to cure such breach or failure within ten Business Days after its receipt of written notice thereof from Acquiror and diligently pursue such cure to completion thereafter; provided, however, that the Acquiror is not then in material breach of this Agreement so as to cause any of the conditions in Section 7.01, 7.03(a) or 7.03(b) not to be satisfied;

(d)  by the Company, upon written notice to Acquiror:

(i)  if Acquiror shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to or cause any of the conditions set forth in Section 7.03(a) or 7.03(b) not to be satisfied and (B) is incapable of being cured by Acquiror by the Outside Date or, if capable of being cured by Acquiror by the Outside Date, Acquiror does not commence to cure such breach or failure within ten Business Days after its receipt of written notice thereof from the Company and diligently pursue such cure to completion thereafter; provided, however, that none of the Company and its Subsidiaries is then in material breach of this Agreement so as to cause any of the conditions in Section 7.01, 7.02(a) or 7.02(b) not to be satisfied; or

(ii)  prior to receipt of the Special Shareholder Approval, in accordance with, and subject to, the terms and conditions of, Section 6.04(a)(vii); provided, however, that such termination shall not be effective until such time as payment of the Termination Fee and the Termination Expenses required by Section 8.03(b) shall have been paid by the Company; provided, further, that the Company’s right to terminate this Agreement under this Section 8.01(d)(ii) shall not be available if the Company is then in breach of Section 6.04.

8.02  Effect of Termination

  In the event of termination of this Agreement and abandonment of the Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 8.01, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party, or their respective officers, directors, subsidiaries or partners, as applicable, to this Agreement; provided, however, that nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any breach of any agreement or covenant hereunder; provided, further, that notwithstanding the foregoing, the covenants and other obligations under this Agreement shall terminate upon the termination of this Agreement, except that the agreements set forth in Section 6.03, Section 6.06, this Section 8.02, Section 8.03, Section 9.08 and Section 9.09 shall survive termination indefinitely.  If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made.

8.03  Fees and Expenses

(a)  Except as otherwise explicitly set forth in this Section 8.03 or elsewhere in this Agreement, all costs and Expenses incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the transactions contemplated by this Agreement are consummated.

(b)  The Company agrees that if this Agreement shall be terminated by (i) Acquiror pursuant to Section 8.01(c), or (ii) by the Company pursuant to Section 8.01(d)(ii), the Company shall pay to Acquiror the Termination Fee and the Termination Expenses within three (3) Business Days following the termination, in the case of termination by Acquiror pursuant to Section 8.01(c), and concurrently with the termination, in the case of termination by the Company pursuant to Section 8.01(d)(ii).

(c)  The Acquiror agrees that if this Agreement shall be terminated by the Company pursuant to Section 8.01(d)(i), the Acquiror shall pay to the Company an amount equal to the Acquiror Termination Fee and the Company Expenses within three (3) Business Days following the termination.

(d)  The Company agrees that if this Agreement shall be terminated by Acquiror or the Company pursuant to Section 8.01(b)(iii), the Company shall pay to Acquiror the Special Termination Expenses within three (3) Business Days following the termination; provided, that in connection with such termination, (i) if, prior to the Company Shareholder Meeting, an Acquisition Proposal shall have been publicly announced or publicly made known that is not subsequently withdrawn, and (ii) concurrently with such termination or within twelve months following the Termination Date, the Company enters into an agreement with respect to any Acquisition Proposal, or any Acquisition Proposal is consummated, whether or not on the same terms as originally announced, then the Company (in addition to paying the Special Termination Expenses) also shall, on the date of such consummation, pay to Acquiror the Special Termination Fee.

(e)  Each of the Company, Acquiror and Merger Subsidiary acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Acquiror and Merger Subsidiary would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.03 do not constitute a penalty. If the Company fails to pay any amounts due to Acquiror or Merger Subsidiary pursuant to this Section 8.03 within the time periods specified in this Section 8.03 or Acquiror fails to pay the Company any amounts due to the Company pursuant to this Section 8.03  within the time periods specified in this Section 8.03, the Company or Acquiror, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Acquiror or the Company, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. Notwithstanding anything to the contrary in this Agreement, (i) the Company’s right to receive payment of the Acquiror

Termination Fee and the Company Expenses from Acquiror pursuant to this Section 8.03 shall be the sole and exclusive remedy of the Company and its Subsidiaries against Acquiror, Merger Subsidiary and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amounts, none of Acquiror, Merger Subsidiary or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and (ii) Acquiror’s right to receive payment of the Termination Fee, the Termination Expenses, the Special Termination Fee and the Special Termination Expenses (as applicable) from the Company pursuant to this Section 8.03 shall be the sole and exclusive remedy of Acquiror and Merger Subsidiary against the Company and its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company or its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

ARTICLE 9.

GENERAL PROVISIONS

9.01  Non Survival of Representations and Warranties

  The representations and warranties in this Agreement shall terminate at the Effective Time.

9.02  Notices

  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person or by a recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Acquiror or Merger Subsidiary:

FCP Fund I, L.P.
c/o Federal Capital Partners
1000 Potomac Street, Suite 120
Washington, D.C.  20007
Facsimile:   (202) 333-6030
Attention:    Lacy I. Rice

with a copy to:

Hogan & Hartson LLP
555 Thirteenth Street, NW
Washington, D.C. 20004
Facsimile: (202) 637-5910
Attention: David W. Bonser, Esq.
Alexander J. Park, Esq.

       if to the Company:

American Community Properties Trust 222 Smallwood Village Center St. Charles, Maryland 20602 Fax No.: (301) 870-6432 Attention: Matthew Martin

with copies to:

Hunton & Williams LLP
951 Riverfront Plaza, East Tower
Richmond, Virginia 23219
Fax No.: (804) 343-4543
Attention: Daniel M. LeBey, Esq.

9.03  Severability

  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any Person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  To such end, the provisions of this Agreement are agreed to be severable.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.04    Amendment

  This Agreement may be amended by the parties hereto by action taken by their respective board of directors or board of trustees (or similar governing body or entity) at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of the NYSE Amex, requires further approval by such shareholders.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

9.05      Entire Agreement; Assignment

  This Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall not be assigned by operation of law or otherwise (except to the Surviving Company).  Notwithstanding the foregoing, Acquiror may assign any of its rights or obligations under this Agreement to any of its Affiliates and Acquiror may substitute any other Affiliate for Merger Subsidiary, provided that no such assignment shall relieve the Acquiror from any obligation hereunder.

9.06  Parties in Interest

  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, other than Section 6.07 and Section 6.08, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.07  Governing Law

  This Agreement shall be governed by and construed in accordance with, the laws of the State of Maryland without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.

9.08  Waiver of Jury Trial

  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.09.

9.09  Waiver

  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

9.10  Headings

  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.11  Counterparts

  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.12  Mutual Drafting

  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FCP FUND I, L.P

By: FCP Fund I GP, LLC, its general partner

By:	/s/ Lacy I. Rice
Name: Lacy I. Rice
Title: Class A Member

FCP/ACPT ACQUISITION COMPANY, INC.

By:	/s/ Lacy I. Rice
Name: Lacy I. Rice
Title: President

AMERICAN COMMUNITY PROPERTIES TRUST.

By:	/s/ Stephen K. Griessel
Name: Stephen K. Griessel
Title: Chief Executive Officer